UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant	[	X	]
Filed by a Party other than the Registrant	[		]

Check the appropriate box:

[		]	Preliminary Proxy Statement
[		]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	X	]	Definitive Proxy Statement
[		]	Definitive Additional Materials
[		]	Soliciting Material Pursuant to §240.14a-12

SHOE CARNIVAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

[	X	]	No fee required.
[		]	Fee paid previously with preliminary materials.
[		]	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

May 9, 2023

Dear Shareholder:

On behalf of the Board of Directors and management, we wish to extend an invitation to you to attend our 2023 annual meeting of shareholders (the “Annual Meeting”) to be held on Tuesday, June 20, 2023 at the Shoe Carnival, Inc. Southern Office located at 234 Kingsley Drive, Suite 200, Fort Mill, South Carolina. The Annual Meeting will begin at 8:30 a.m., Eastern Daylight Time (EDT).

You will find information regarding the business to be conducted at the Annual Meeting in the Notice of Annual Meeting of Shareholders and Proxy Statement, including information you should consider when you vote your shares. As allowed by the rules of the Securities and Exchange Commission, we are furnishing this Proxy Statement, our 2022 Annual Report to Shareholders and our other proxy materials to our shareholders primarily via the Internet. This electronic process gives you fast, convenient access to the materials, diminishes the impact on the environment and reduces our printing and mailing costs. A paper copy of these materials can be requested using one of the methods described in the materials.

At the Annual Meeting, in addition to the matters described in the Notice of Annual Meeting of Shareholders and the Proxy Statement, I will be providing a report on the financial position of the Company and opening the floor for questions from shareholders.

The members of the Board of Directors and management look forward to your attendance. However, whether or not you plan to attend personally, and regardless of the number of shares you own, representation of our shares is important. We encourage you to vote your shares via the Internet, by telephone, or, if you received a paper copy of the proxy materials, by signing, dating and returning your proxy card or voting instruction form as soon as possible to ensure your shares are voted regardless of whether you attend the Annual Meeting.

Thank you for your ongoing support of and continued interest in Shoe Carnival.

Sincerely,

Mark J. Worden

President and Chief Executive Officer

SHOE CARNIVAL, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 20, 2023

The annual meeting of shareholders of Shoe Carnival, Inc. (the “Company,” “we,” “us” and “our”) will be held at our Southern Office located at 234 Kingsley Drive, Suite 200, Fort Mill, South Carolina, on Tuesday, June 20, 2023, at 8:30 a.m., EDT, for the following purposes:

(1) To elect two directors to serve until the 2026 annual meeting of shareholders and until their successors are elected and have qualified, as set forth in the accompanying proxy statement;

(2) To approve, in an advisory (non-binding) vote, the compensation paid to the Company’s named executive officers;

(3) To approve, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation paid to the Company's named executive officers;

(4) To approve the proposed Shoe Carnival, Inc. Amended and Restated 2017 Equity Incentive Plan;

(5) To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for Fiscal 2023; and

(6) To transact such other business as may properly come before the meeting, or any adjournment or postponement thereof.

All shareholders of record at the close of business on April 19, 2023 will be eligible to vote.

As allowed by the rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders primarily via the Internet. Accordingly, on or about May 9, 2023, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2022 annual report to shareholders to our other shareholders.

Whether or not you plan to attend the meeting, your vote is important, and we urge you to vote promptly as described below and in the accompanying materials.

You may vote your shares online via the Internet, or	You may vote your shares by telephone, or

You may vote your shares in person at the annual meeting, or	If you received a copy of the proxy materials by mail, you may vote by returning your proxy card in the self-addressed envelope provided.

If a bank, broker or nominee holds your shares, please review the voting options provided by them on your voting instruction form and act accordingly. For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or nominee.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on June 20, 2023

The notice of annual meeting of shareholders, proxy statement, form of proxy card and 2022 annual report to shareholders are available at www.envisionreports.com/SCVL.

By Order of the Board of Directors,

Patrick C. Edwards, Secretary May 9, 2023

SHOE CARNIVAL, INC.
7500 East Columbia Street
Evansville, Indiana 47715

PROXY STATEMENT
Annual Meeting of Shareholders

June 20, 2023

Why am I receiving these proxy materials?

We are providing these proxy materials to you in connection with the solicitation by the Board of Directors (the “Board”) of Shoe Carnival, Inc. (the “Company,” “we,” “us” or “our”) for proxies to be voted at our annual meeting of shareholders (the “annual meeting”) and at any adjournment or postponement thereof. We are holding this annual meeting at 8:30 a.m., EDT, on Tuesday, June 20, 2023, at our Southern Office located at 234 Kingsley Drive, Suite 200, Fort Mill, South Carolina. Directions to the annual meeting can be obtained by calling 812-867-4034.

As allowed by the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to our shareholders primarily via the Internet. This electronic process diminishes the impact on the environment and reduces our printing and mailing costs. Accordingly, on or about May 9, 2023, we mailed a majority of our shareholders a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) containing instructions on how to access our proxy materials and vote via the Internet, and mailed a printed copy of this proxy statement, a proxy card and our 2022 annual report to shareholders to our other shareholders. If you received an E-Proxy Notice and would like to receive a paper copy of our proxy materials, please follow the instructions included in the E-Proxy Notice.

What proposals will be voted on at the annual meeting?

There are five proposals scheduled to be voted on at the annual meeting:

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To elect two directors to serve until the 2026 annual meeting of shareholders and until their successors are elected and have qualified;
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To approve, in an advisory (non-binding) vote, the compensation paid to our Executives (as defined below and under “Executive Compensation – Compensation Discussion and Analysis”), as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement;
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To approve, in an advisory (non-binding) vote, the frequency of future shareholder advisory votes on the compensation paid to our Executives;
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To approve the proposed amendment and restatement of the Shoe Carnival, Inc. 2017 Equity Incentive Plan (the “2017 Equity Plan”); and
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To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2023.

In addition, any other business that may properly come before the annual meeting will be considered and a vote will be taken. The Board currently knows of no additional business that is to be brought before the annual meeting. However, if other matters properly come before the meeting, the persons indicated on the enclosed proxy will vote that proxy based on their judgment on such matters.

How does the Board recommend that I vote on the proposals?

The Board recommends that you vote your shares:

•
FOR the election of J. Wayne Weaver and Diane Randolph as directors (Proposal 1);
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FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narratives in this proxy statement (Proposal 2);
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For future shareholder advisory votes on the compensation paid to our Executives to be held every ONE YEAR (Proposal 3);
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FOR the approval of the proposed amendment and restatement of the 2017 Equity Plan (Proposal 4); and
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FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2023 (Proposal 5).

Who may vote?

You may vote at the annual meeting or by proxy if you were a shareholder of record at the close of business on April 19, 2023, the record date for the meeting. As of April 19, 2023, there were 27,335,595 shares of our common stock outstanding and entitled to vote at the annual meeting. On all matters, including the election of directors, each shareholder will have one vote for each share held.

What constitutes a quorum for the annual meeting?

In order to constitute a quorum, a majority of the votes entitled to be cast at the annual meeting must be present either in person or by proxy. Abstentions and broker non-votes will be considered as present for determining a quorum.

A proxy might indicate that not all shares represented by it are being voted for specific proposals. For example, a broker cannot vote shares held in street name on certain proposals when the owner of those shares has not provided instructions on how he or she would like them to be voted, which are called “broker non-votes.” The election of directors, the two proposals relating to executive compensation and the proposal to amend and restate the 2017 Equity Plan fall into this category. Accordingly, if you hold your shares in street name and wish your shares to be voted on Proposals 1, 2, 3 and 4, you must give your broker voting instructions.

What vote is required for each of the proposals to be approved?

For Proposal 1, to be elected, each director nominee must receive the affirmative vote of a majority of the votes cast with respect to the director, which for this proposal means that the number of shares voted “FOR” the director’s election must exceed the number of shares voted “AGAINST” the director’s election. Shareholders will not be allowed to cumulate their votes in the election of the directors. Abstentions and broker non-votes will not be considered as votes cast on this proposal and therefore will not affect the outcome of this proposal.

Proposal 2 will be approved if more shares are voted “FOR” the proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal.

For Proposal 3, the Board will consider the frequency receiving the most votes as representing our shareholders' preference on how frequently to hold future shareholder advisory votes on the compensation paid to our Executives. Neither abstentions nor broker non-votes will affect the outcome of this proposal. As this is an advisory vote, this proposal will not be binding upon us or our Board of Directors.

Proposal 4 will be approved if the proposal receives the affirmative vote of a majority of the votes cast, which for this proposal means if more shares are voted “FOR” the proposal than “AGAINST.” Neither abstentions nor broker non-votes will affect the outcome of this proposal.

Proposal 5 will be approved if more shares are voted “FOR” the proposal than “AGAINST.” Abstentions will not affect the outcome of this proposal.

How do I vote my shares?

Voting of Shares Registered Directly in the Name of the Shareholder. If you hold shares of our common stock in your own name as the holder of record, you may vote your shares by using any of the following methods:

•
Via the Internet. You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the proxy card if you receive printed copies of the proxy materials by mail.
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By Telephone. If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the proxy card and following the recorded instructions.
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By Mail. If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and mailing it back in the postage-paid envelope provided. Properly executed proxies that are received in time and not subsequently revoked will be voted as instructed on the proxy card.
•
In Person at the Annual Meeting. If you attend the annual meeting, you may vote your shares in person. If you choose to vote in person at the annual meeting, please bring proof of identification. Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance by proxy via the Internet, by telephone or by mail so that your vote will be counted if you later decide not to attend the annual meeting.

Voting of Shares Registered in the Name of a Brokerage Firm or Bank. If your shares of our common stock are held in “street name” through a brokerage account or by a bank or other nominee, you may vote your shares by using any of the following methods:

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Via the Internet. You may vote by proxy via the Internet by following the instructions on the E-Proxy Notice or the instructions on the voting instruction form if you receive printed copies of the proxy materials by mail.
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By Telephone. If you receive printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.
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By Mail. If you receive printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and mailing it back in the envelope provided.
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In Person at the Annual Meeting. If you are a “street name” shareholder and you wish to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares. Please contact that organization for instructions regarding obtaining a legal proxy. Even if you plan to attend the annual meeting, we encourage you to vote your shares in advance so that your vote will be counted if you later decide not to attend the annual meeting.

What if I return my proxy but do not provide voting instructions?

Your shares will be voted in accordance with your instructions as specified. If you are a shareholder of record and you submit your proxy via the Internet, by telephone or by signing and returning your proxy card but do not give voting instructions, your shares will be voted “FOR” the election of each of the nominees listed under Proposal 1, “FOR” Proposals 2, 4 and 5, and for every "ONE YEAR" for Proposal 3. If any other matters properly come before the meeting, the persons indicated as proxies will vote that proxy based on their judgment on such matters. If your shares are held in “street name” and you do not provide your broker, bank or other nominee with specific voting instructions, your broker, bank or other nominee may vote on Proposal 5, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2023. However, your broker, bank or other nominee cannot vote your shares without specific instructions on Proposals 1, 2, 3 and 4. If your broker, bank or other nominee does not receive instructions from you on how to vote your shares on Proposals 1, 2, 3 and 4, your broker, bank or other nominee will inform the inspector of election that it does not have the authority to vote on those proposals with respect to your shares.

May I revoke my proxy?

If you have submitted your proxy via the Internet, by telephone or by mail, you may still revoke it at any time as long as it has not been exercised. Your proxy may be revoked by giving written notice of revocation to us, delivering a subsequently dated proxy via the Internet, by phone or by mail or attending the annual meeting and voting in person.

How are votes counted?

Votes cast by proxy or in person at the annual meeting will be counted and certified by representatives of our transfer agent, Computershare Trust Company, N.A.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and publish the voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the annual meeting.

Who pays for the cost of proxy preparation and solicitation?

The cost of this solicitation of proxies will be borne by us. Proxies may also be solicited personally or by telephone, facsimile transmission or other electronic means of communication by our employees acting without additional compensation.

Are there any defined terms used in this proxy statement?

The below sets forth the definitions for certain defined terms used in this proxy statement:

•
Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Referred to herein, “Fiscal 2022” is the fiscal year ended January 28, 2023; “Fiscal 2021” is the fiscal year ended January 29, 2022; “Fiscal 2020” is the fiscal year ended January 30, 2021; and “Fiscal 2019” is the fiscal year ended February 1, 2020. Fiscal 2022, Fiscal 2021, Fiscal 2020 and Fiscal 2019 all consisted of 52 weeks. “Fiscal 2023” is our current fiscal year ending February 3, 2024 and will consist of 53 weeks.
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Our Executive Incentive Compensation Plan is referred to as the “EICP.”
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The Shoe Carnival, Inc. 2017 Equity Incentive Plan is referred to as the “2017 Equity Plan.”
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Our Code of Business Conduct and Ethics is referred to as our “Code of Ethics.”
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Our Board of Directors is referred to as the “Board.” The committees of our Board are referred to as follows: the Nominating and Corporate Governance Committee is referred to as the “Nominating Committee”; the Compensation Committee is referred to as the “Compensation Committee, except in the Compensation Discussion and Analysis and Proposal 4 where it is referred to as the “Committee”; and the Audit Committee is referred to as the “Audit Committee.”
•
Our “Executives” are our President and Chief Executive Officer, our Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer, and our other named executive officers included in the Summary Compensation Table on page 31 of this proxy statement. For Fiscal 2022, our Executives were Mark J. Worden, W. Kerry Jackson, Carl N. Scibetta, Marc A. Chilton, and Patrick C. Edwards.
•
Our performance-based stock units and service-based restricted stock units granted to the Executives and others are referred to as “PSUs” and “RSUs”, respectively.
•
In our Pay Versus Performance disclosure beginning on page 42, the Summary Compensation Table is referred to as the “SCT,” the compensation actually paid, calculated in accordance with the SEC’s guidelines, is referred to as “CAP,” total shareholder return is referred to as “TSR” and our principal executive officer is referred to as our “PEO.”
•
The Securities Exchange Act of 1934, as amended is referred to as the “Exchange Act.”
•
The Nasdaq Stock Market LLC is referred to as “Nasdaq.”
•
Public Company Accounting Oversight Board is referred to as the “PCAOB.”
•
The United States Securities and Exchange Commission is referred to as the “SEC.”

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Nominee and Director Information

Our Board is divided into three classes, and generally, each director holds office for a three-year term expiring at the annual meeting of shareholders held in the year that is three years after the director’s election and thereafter until his or her successor is elected and qualified.

At the annual meeting, our shareholders will be asked to elect two directors. J. Wayne Weaver and Diane Randolph have been nominated by the Board, upon the recommendation of the Nominating Committee, for election as directors for a term to expire at the 2026 annual meeting of shareholders and until their successors are elected and have qualified. Mr. Weaver has served as a director since 1988 and is the Chairman of our Board. Ms. Randolph has served as a director since 2021 and serves on the Compensation Committee and Nominating Committee. During 2021, we engaged a professional search firm to conduct a search for qualified director candidates. Ms. Randolph was identified through this search process.

To be elected, a director nominee must receive the affirmative vote of a majority of the votes cast, which means that the number of shares voted “for” the director’s election must exceed the number of shares voted “against” the director’s election. This majority vote standard is in effect because this is an uncontested election (i.e., the number of nominees for director does not exceed the number of directors to be elected as of the record date of the annual meeting). For any contested election, the director would be elected by a plurality of the votes cast by the shares entitled to vote on the election of directors.

If a director nominee who is serving as a director is not elected at the annual meeting, under Indiana law the director would continue to serve on the Board as a “holdover director.” However, under our by-laws, any incumbent director who fails to be elected must immediately tender his or her resignation to the Board, subject to acceptance by the Board. The Nominating Committee would then make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board, taking into account the recommendation of the Nominating Committee, would determine the appropriate responsive action with respect to the tendered resignation. The director who tenders his or her resignation may not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at the annual meeting, under Indiana law that nominee would not become a director and would not serve on the Board as a “holdover director.” The nominees for election as directors at the annual meeting are currently serving on the Board.

The Nominating Committee is responsible for recommending to the Board the director nominees that collectively have the complementary experience, qualifications, skills and attributes to guide us and function effectively as a Board. Each nominee for election as a director is selected based on his or her experience, judgment, integrity, ability to make independent inquiries, an understanding of our business environment and a willingness to devote adequate time to Board duties. The Nominating Committee's general view is to re-nominate an incumbent director who continues to satisfy the criteria for membership on the Board, continues to make important contributions to the Board and consents to continue his or her service on the Board. However, as the Board and Nominating Committee continue to assess the long-term succession planning of the Board and the diversity of its collective skill set, incumbent directors may not be re-nominated in future years and the size of the Board is subject to change. Over the last three years, three total board members have transitioned from our Board, creating space for new directors who have enhanced our diversity and collective skill set.

Set forth below are the current nominees for director as well as our other continuing directors and information regarding each person's service as a director, business experience, director positions held currently or at any time in the last five years, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to recommend the director nominees and to determine that the continuing directors should serve as members of our Board. Unless otherwise indicated, the principal occupation of each director has been the same for the last five years. There is no family relationship between any of our directors or executive officers.

NOMINEES FOR DIRECTOR

Diane Randolph

Ms. Randolph was appointed to our Board effective September 16, 2021. From 2014 to 2020, Ms. Randolph served as the Chief Information Officer of U.S. beauty retailer, Ulta Beauty, Inc. (“Ulta”). Prior to Ulta, Ms. Randolph served as the Chief Information Officer of Reitmans (Canada) Limited, a Canadian specialty apparel retailer, from 2008 to 2014. Ms. Randolph served on the Board of Directors of Core-Mark Holding Company, Inc., a leader in fresh food distribution to convenience stores, from January 2020 until Core-Mark was acquired and also served on its Nominating and Corporate Governance Committee. In February 2022, Ms. Randolph was appointed to the Board of Directors of Flexe, Inc. Flexe is a venture-backed company headquartered in Seattle, WA that delivers technology-powered, omnichannel logistics programs. Ms. Randolph has also served on the Executive Committee of the National Retail Foundation CIO Council and on the Advisory Council of Chicago CIOs.

Mr. Randolph’s areas of relevant experience include retail sector information technology, cybersecurity, risk management, supply chain, and human resources.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2026
Director since: 2021
Age: 68

J. Wayne Weaver

Mr. Weaver has served as Chairman of our Board since March 1988. From 1993 until January 2012 when the franchise was sold, Mr. Weaver served as Chairman and Chief Executive Officer of the Jacksonville Jaguars, LTD, a professional football franchise. From 1978 until February 1993, Mr. Weaver's principal occupation was as President and Chief Executive Officer of Nine West Group, Inc., a designer, developer and marketer of women's footwear. Mr. Weaver previously served two terms as a director of Stein Mart, Inc., a publicly traded chain of off-price retail stores, from June 2014 until March 2016 and from November 2000 until April 2008.

Mr. Weaver's areas of relevant experience include strategic planning, marketing/branding, economic indicators and issues, and industry trends.

Term: Director nominee for a three-year term to expire at the annual meeting of shareholders in 2026
Director since: 1988
Age: 88

The Board recommends a vote FOR each of the director nominees listed above.

DIRECTORS CONTINUING IN OFFICE

Charles B. Tomm

Mr. Tomm has served as the Managing Partner and Chief Executive Officer of Pablo River Partners, an investor in the retail automotive industry, since January 2017. He is also a director of Margo Caribe Inc., a company involved in garden products. Previously, he was President and Chief Executive Officer of Brumos Automotive (Mercedes-Benz, Porsche and Lexus dealerships) from January 2009 until its sale in April 2016. He started in the retail automotive business with Coggin Automotive Group in April 1994 as Vice President, Chief Financial Officer and General Counsel and was named company President in 1997. After a 1998 merger with Asbury Automotive Group Inc. (“Asbury”) and a subsequent merger with Courtesy Automotive in 2003, Mr. Tomm became President and Chief Executive Officer of the Asbury subsidiary Coggin/Courtesy Auto Group, with 27 dealerships and $1.7 billion in revenue. He served as a director of Asbury from 2000 to 2002 and 2005 to 2007. Prior to entering the retail automotive industry, he was Executive Vice President & COO of PIE Nationwide Inc. (trucking), an investment banker, Deputy General Counsel of Schlumberger Ltd. (oilfield services), Vice President & General Counsel of Arkansas Best Corporation, now ArcBest Corporation (trucking), an adjunct professor of law at the University of Arkansas and in the private practice of law with Winthrop, Stimson, Putnam & Roberts (now Pillsbury Winthrop Shaw Pittman LLP) in New York City. He served from 1968 to 1972 as a diver and officer on the U.S. Navy's only troop carrying submarine and earned the Navy Achievement, Vietnam Service, Vietnam Campaign and National Defense Medals. He is an emeritus trustee of Washington & Lee University and of Mayo Clinic. Formerly, he was a trustee of The Bolles School (“Bolles”), a trustee and board chair of Jacksonville University, a trustee of HabiJax (Habitat for Humanity in Jacksonville), a commissioner and board chair of the Jacksonville Housing Authority, a chair of the Jacksonville Sports Council, and a lacrosse coach at Bolles. He also served as a director of Florida Bank Group Inc. from September 2007 until its merger with Iberia Bank Corporation in 2015.

Mr. Tomm’s areas of relevant experience include strategic planning, corporate governance and leadership, corporate finance, capital markets, financial reporting, risk management and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2024
Director since: 2017
Age: 77

Mark J. Worden

Mr. Worden has served as our President and Chief Executive Officer since October 2021 and prior to that appointment served as our President and Chief Customer Officer since September 2019. From September 2018 to September 2019, Mr. Worden served as our Executive Vice President – Chief Strategy and Marketing Officer. Prior to joining us, Mr. Worden led the Northern European region for S. C. Johnson & Son, Inc. (“SC Johnson”), a manufacturer of household cleaning supplies and products, and was responsible for revenue and share growth objectives across six countries from May 2014 to July 2018. Prior to that, Mr. Worden served as Assistant to the Chairman and Chief Executive Officer of SC Johnson from May 2012 to May 2014 and as a Senior Marketing Director from 2009 to 2012. Mr. Worden also served as a Senior Brand Manager at Kimberly-Clark Corporation and held multiple marketing roles across its flagship brands during his tenure there from 2003 through 2009.

Mr. Worden’s areas of relevant experience include strategic planning, corporate governance and leadership, marketing and customer engagement, and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2024
Director since: 2021
Age: 49

James A. Aschleman

Mr. Aschleman retired from the law firm Baker & Daniels LLP (now Faegre Drinker Biddle & Reath LLP) in December 2011. As a partner in the firm since 1976, Mr. Aschleman advised public and private companies on a wide range of issues, including corporate governance, executive compensation, mergers and acquisitions and compliance with SEC rules and regulations. Additionally, Mr. Aschleman previously served on our Board from 2001 until 2006 and has extensive knowledge of our operations.

Mr. Aschleman’s areas of relevant experience include strategic planning, capital markets and corporate finance, corporate governance and legal and regulatory analysis.

Term: Director with term expiring at the annual meeting of shareholders in 2025
Director since: 2012
Age: 78

Andrea R. Guthrie

Ms. Guthrie has served as the Chief Strategy Officer at Kiln Holdings, Inc., a provider of flexible office and lifestyle spaces in the western United States, since October 2021. She is also the Co-Founder of Gyde Travel, LLC, an online travel technology business, which she co-founded in 2015. From August 2009 to January 2014, Ms. Guthrie served as Senior Vice President, Strategic New Businesses at Claire’s Stores, Inc., one of the world’s leading specialty retailers of fashionable jewelry and accessories for young women, teens, tweens, and kids. Prior to that, Ms. Guthrie was a Principal at The Boston Consulting Group, where she led client projects and addressed strategic and operational issues, with a particular emphasis on the retail and consumer industries, from January 2002 to August 2009. She held merchandising roles with A|X Armani Exchange and Saks Fifth Avenue from 1993 to 1999.

Ms. Guthrie’s areas of relevant experience include strategic planning, e-commerce, consumer insights and market research, loyalty/CRM, competitive analysis, financial modeling and analytics, market analysis and mergers and acquisitions.

Term: Director with term expiring at the annual meeting of shareholders in 2025
Director since: 2015
Age: 51

Clifton E. Sifford

Mr. Sifford has served as our Vice Chairman of the Board since October 2021. He served as Vice Chairman of the Board and Chief Executive Officer from September 2019 to September 2021. Mr. Sifford also served as President and Chief Executive Officer from October 2012 to September 2019. Mr. Sifford served as Chief Merchandising Officer from October 2012 to March 2016. From June 2001 to October 2012, Mr. Sifford served as Executive Vice President – General Merchandise Manager and from April 1997 to June 2001, Mr. Sifford served as Senior Vice President – General Merchandise Manager.

Mr. Sifford, as our Vice Chairman and a former long-standing member of our senior management team, brings to the Board an in-depth knowledge of our Company and the retail industry. Mr. Sifford’s areas of relevant experience include detailed knowledge and experience in executive leadership and retail merchandising, encompassing merchandise procurement, building brand awareness, proprietary brand development and consumer behavior.

Term: Director with term expiring at the annual meeting of shareholders in 2025
Director since: 2012
Age: 69

INFORMATION REGARDING THE BOARD OF

DIRECTORS AND COMMITTEES

The primary functions of our Board are:

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To oversee management performance on behalf of our shareholders;

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To ensure that the long-term interests of our shareholders are being served; and

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To monitor adherence to and the effectiveness of our internal standards and policies.

Annual Meeting of Shareholders and Board Meetings

Our directors are expected to attend the annual meeting of shareholders each year, and each of our directors attended our 2022 annual meeting of shareholders. During Fiscal 2022, the Board held six meetings. Each of our directors standing for re-election and each of our directors continuing in office attended at least 75% of the aggregate of the Board meetings and the meetings of the respective committees on which he or she served that were held during the period for which he or she was a director or committee member.

Board Leadership Structure

Our Corporate Governance Guidelines provide that the Board should be free to choose its Chairman based upon the Board’s view of what is in the best interests of the Company at a particular point in time, based on the recommendation of the Nominating Committee. Our Board does not have a policy on whether the role of Chairman and Chief Executive Officer should be separate or combined and, if separate, whether the Chairman should be selected from the non-employee directors or be an employee.

The Board has determined at this time that the separation of the offices of Chairman of the Board and Chief Executive Officer enhances Board independence and oversight. Moreover, the separation of these positions allows the Chief Executive Officer to better focus on running the Company, enhancing shareholder value and expanding and strengthening our brand while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management.

A majority of our directors are “independent directors” as defined by the listing rules of Nasdaq, and the Board has determined that such independent directors have no relationship with us that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent directors are Mr. Aschleman, Ms. Guthrie, Ms. Randolph, and Mr. Tomm. In addition, none of our directors are a party to any agreement or arrangement that would require disclosure pursuant to Nasdaq Rule 5250(b)(3). To facilitate communication between our management and our non-employee directors, Mr. Tomm has been designated as the Lead Independent Director and presides at executive sessions of the non-employee directors. Following an executive session, the Lead Independent Director discusses any issues or requested actions to be taken with the Chief Executive Officer. The Lead Independent Director is also responsible for disseminating information to the rest of the Board in a timely manner, for scheduling and preparing agendas for meetings of our non-employee directors and, together with our Chairman of the Board, our Vice Chairman of the Board, and our President and Chief Executive Officer, for scheduling and preparing agendas for meetings of our Board.

The Board evaluates its leadership structure on an ongoing basis and may change it as circumstances warrant.

Board Committees

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of the committees operates pursuant to a written charter, which can be viewed on our website at investors.shoecarnival.com/governance/governance-documents.

Audit Committee

The Audit Committee is solely responsible for the selection and hiring of the independent registered public accounting firm to audit our financial statements and records and pre-approves audit and permitted non-audit services undertaken by the independent registered public accounting firm. It is also responsible for the review of our (i) financial reports, (ii) systems of internal controls regarding finance, accounting, legal compliance and ethics, (iii) auditing, accounting and financial reporting processes, and (iv) financial and enterprise risk exposures. See “Board and Committee Role in Risk Oversight and ESG Initiatives” for additional information. The Audit Committee approves all related person transactions and meets with management and our independent registered public accounting firm as necessary.

The Audit Committee consists of three non-employee directors: Mr. Tomm (Chair), Mr. Aschleman, and Ms. Guthrie. The Board and the Audit Committee believe the current member composition satisfies the Nasdaq Listing Rules governing audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined in the Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act. The Board has also determined that Mr. Tomm qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee met seven times during Fiscal 2022.

Compensation Committee

The Compensation Committee is responsible for evaluating and approving our director and officer compensation plans, policies and programs. The Compensation Committee also administers our equity compensation and retirement plans and reviews the risks related to our compensation policies and programs. For a detailed description of the roles of the Compensation Committee and management in setting compensation, see “Executive Compensation – Compensation Discussion and Analysis” starting on page 19 of this proxy statement.

In January 2022, the Compensation Committee engaged Pearl Meyer, LLC (“Pearl Meyer”) as its compensation consultant. Pearl Meyer assisted the Compensation Committee in establishing the peer group utilized by the Compensation Committee in setting Fiscal 2022 and Fiscal 2023 Executive compensation and in reviewing our Executive and non-employee director compensation programs and practices, including a comparison to companies in our new peer group.

Pearl Meyer reports directly to the Compensation Committee and does not provide any other services to the Company. Prior to engaging Pearl Meyer, the Compensation Committee assessed the independence of Pearl Meyer pursuant to SEC rules and the Nasdaq Listing Rules and concluded that no conflict of interest exists.

The Compensation Committee consists of four non-employee directors: Mr. Aschleman (Chair), Ms. Guthrie, Ms. Randolph and Mr. Tomm. Each of the members meets the independence requirements of the Nasdaq Listing Rules and Rule 10C-1(b)(1) promulgated under the Exchange Act and is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act. During Fiscal 2022, none of the members were involved in a relationship requiring disclosure as an interlocking executive officer/director or as a former officer or employee. In addition, none of the members were involved in a relationship requiring disclosure under Item 404(a) of Regulation S-K. The Compensation Committee held seven meetings during Fiscal 2022.

Nominating and Corporate Governance Committee

The Nominating Committee exercises a leadership role in shaping our corporate governance and recommends to the Board corporate governance principles on a number of topics, including (i) Board organization, membership and function, (ii) committee structure and membership, (iii) oversight of the annual performance evaluation of the Board, the committees of the Board and individual directors, and (iv) oversight of matters that involve our image, reputation and standing as a responsible corporate citizen, including our environmental, social and governance (“ESG”) related initiatives and activities. As the nominating body of the Board, it also interviews, evaluates, nominates and recommends individuals for membership on the Board and on the various committees of the Board. Nominees will be evaluated based on their experience, judgment, integrity, ability to make independent inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Our Corporate Governance Guidelines provide that in identifying potential director nominees, our Nominating Committee is to take into account geographic, occupational, gender, race/ethnicity and age diversity and the board diversity objectives set forth in Nasdaq’s corporate governance requirements. Broadly defined, diversity means diversity of viewpoints, background, experience and other demographics. The Nominating Committee implements that policy, and assesses its effectiveness, by examining the diversity of all of the directors on the Board when it selects nominees for directors. The diversity of directors is one of the factors that the Nominating Committee considers, along with the other selection criteria described above.

Director candidates may come to the attention of the Nominating Committee through current Board members, management, professional search firms or other persons. The Nominating Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration should send such recommendation to our Secretary at 7500 East Columbia Street, Evansville, Indiana 47715, who will forward it to the Nominating Committee. Any such recommendation should include a description of the candidate's qualifications for Board service, the candidate's written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at an annual meeting of shareholders, rather than recommend the individual to the Nominating Committee as a nominee, must comply with the advance notice requirements set forth in our by-laws, a copy of which may be obtained from our Secretary. A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2024 Annual Meeting.” The Nominating Committee’s process for identifying and evaluating nominees for director will be the same whether the nominee is from the Nominating Committee’s search for a candidate or whether the nominee was recommended by a shareholder.

The Nominating Committee consists of three non-employee directors: Ms. Guthrie (Chair), Mr. Aschleman, and Ms. Randolph. Each member is “independent,” as such term for nominating committee members is defined in the Nasdaq Listing Rules. The Nominating Committee met six times during Fiscal 2022.

Board and Committee Role in Risk Oversight and ESG Initiatives

Our Board has ultimate oversight responsibility for our risk management process, and its various committees assist the full Board in fulfilling these oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls. The Audit Committee discusses with management, internal audit, and the independent registered public accounting firm our major financial risk exposures, including risks related to fraud, liquidity and regulatory compliance, our policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures. The Board also periodically receives information about our risk management activities and the most significant risks we face, principally through Audit Committee reports to the Board and summary briefings provided by management. Risks associated with technology are a particular focus, and our Information Technology department makes regular presentations to the Audit Committee and the Board regarding risks inherent in the information technology area, including cybersecurity risks. The Audit Committee members, as well as each other Board member, also have access to our Chief Financial Officer and any other members of our management for discussions between meetings as warranted.

The charter of the Nominating Committee was amended in December 2019 to include specific authority to assist the Board in its oversight of matters relating to our image, reputation, and standing as a responsible corporate citizen, including ESG initiatives and activities. Our management has provided reports on the development of our ESG initiatives. These reports address our human capital resources, including our diversity initiatives, and initiatives that reduce our impact on the environment as well as the impact these areas might have on our public image.

The Compensation Committee regularly reviews the risks associated with how we compensate our executive officers and Board members. In Fiscal 2021, the Compensation Committee and the full Board approved a compensation recoupment (or clawback) policy for our current and former executive officers. As further noted on page 27 of this proxy statement, the policy applies to both accounting restatements and fraud or intentional misconduct resulting in a violation of law that causes significant financial or reputational harm to us. For a description of the Compensation Committee’s role in overseeing compensation-related risks, see “Executive Compensation – Compensation-Related Risk Assessment” on page 30 of this proxy statement.

Social and Environmental Responsibility

We recognize and embrace the importance of being a good corporate citizen who values our associates, meaningfully gives back to our communities and actively addresses the impact our operations have on the environment. We understand that accomplishing these goals, along with delivering strong financial performance, drives long-term shareholder value.

Culture and Human Capital Management

We have intentionally built an employee-centric, customer-focused organization designed to compete at the highest levels in the retail industry. Our commitment to, and investment in, a strong performance culture is paramount to our long-term sustainability and success.

Annually we survey a cross-section of employees on matters involving policy and procedure, organizational structure, operating style, commitment to hiring a competent workforce, and commitment to integrity and ethical values. Since 2004, responses to this survey had an average score of 4.2 to 4.3, with 5 being “strongly agree.” We surveyed 200 plus employees in Fiscal 2022 and over 86% of responses to individual questions received were either an “agree” or “strongly agree” response. We are proud of these results and the consistency of them.

Workforce Diversity

We serve a diverse customer base and seek diversity in and among our workforce in all areas, from our stores to our distribution center and our corporate offices. We are firmly committed to providing equal opportunities in all aspects of employment and believe that all individuals should be treated with respect and dignity. Diversity is an important element in our ongoing annual mandatory training for all employees and managers. We do not tolerate harassment or unlawful discrimination of any kind.

We have clear policies encouraging strong relationships and protecting open lines of communication with management at every level. This, coupled with our non-retaliation policy, encourages employees to raise issues and seek immediate redress of those issues if they should arise.

We understand the value of diversity at all levels, whether of gender, race, ethnicity, background or experience. As of our Fiscal 2022 year end, our workforce identified as 64% female and 36% male. Our broad-based leadership team, including those who manage and lead our stores and those who lead our Company, identified as 60% female and 40% male. With respect to ethnicity, our leadership team identified as 64% Caucasian and 36% non-Caucasian. The diversity of our leadership team trends with the diversity of our customer base, which based on recent data from our Shoe Perks customer loyalty program, approximates 70% Caucasian and 30% African American, Hispanic or Asian and is more female than male.

In our corporate leadership roles (senior director-level employees through our named executive officers), the percentage identifying as female has significantly increased over the last five years from 5% to 18%, with several departments, such as human resources, merchandising and technology, being led by those that identify as female.

We are also focused on the diversity of our Board. Currently, two of four (50%) of our non-employee Board members and two of seven of our total Board identify as female. We are continuing to refresh our Board and assess long-term succession as well as the diversity of our Board and its collective skill set. Over the last three years, three board members have transitioned, creating opportunity for new directors who have enhanced our diversity.

The following matrix summarizes the diversity of our Board as of April 19, 2023:

Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose
Gender Identity	2	5	-	-

Demographic Background: White	2	5	-	-

Retention

We believe our employee-centric culture not only supports higher levels of execution and performance, but also has led to increased retention of key talent. During the height of the pandemic when other retailers furloughed or laid off employees, we took a different route, finding innovative ways to retain and pay our full-time associates. We believe this decision had a positive impact on our employees and the communities we serve. This decision also allowed for us to reopen quickly to meet the in-store needs of our customer base and other stakeholders.

Our store-level training programs provide the foundation for long-term careers and our ability to promote from within. We support the first-time jobs for many of our associates where they gain workforce experiences that may grow into long-term careers.

Currently, all of the general managers who operate our Shoe Carnival bannered stores and 90% of our district managers who oversee those general managers were trained, developed and promoted from within. As of our Fiscal 2022 year end, of our 33 district managers across both banners, 61% have been employed by us for more than 20 years. The average tenure of the general managers who operate our Shoe Carnival and Shoe Station bannered stores was 14 years as of Fiscal 2022 year end.

Individuals who comprise our leadership team, which includes our named executive officers, vice presidents and senior director-level employees, have been employed by Shoe Carnival or Shoe Station for an average of 19 years.

Employee Benefits

Among the many ways we seek to serve our employees, we offer a complete range of benefits. These include competitive wages and incentives; an employee stock purchase plan with a discount off the fair value of our common stock; employer-subsidized medical plans with dental and vision benefits; qualified and unqualified defined contribution plans with employer matching contributions; and merchandise discounts, among other benefits.

Training and Code of Business Conduct and Ethics

We are dedicated to strengthening our culture and execution through ongoing training for all associates. We are uniquely focused on training within our store-level, customer-facing operations. Employees must obtain necessary certifications in order to be responsible for the keys to a store and eventually to become a general manager. Our broad-based training program also engages and educates our employees on the following key topics:

•
Code of Ethics;
•
Non-discrimination and anti-harassment;
•
Cybersecurity awareness and responsibility; and
•
Supply chain security.

More information regarding our approach to conducting business responsibly, including our guidelines on discrimination and harassment, can be found in our Code of Ethics. Our Code of Ethics applies to all of our Board members, officers and employees, including our principal executive officer, our principal financial officer and our principal accounting officer.

Our Code of Ethics is posted on our website at investors.shoecarnival.com/governance/governance-documents. We intend to disclose any amendments to the Code of Ethics by posting such amendments on our website. In addition, any waivers of the Code of Ethics for our Board members or executive officers will be disclosed in a Current Report on Form 8-K.

Safety of our Employees and Security of our Data

We strive to provide our associates with a safe and healthy work environment. We measure OSHA recordable incidents to gauge the success of our safety protocol. During calendar year 2022, we recorded 71 non-COVID-related OSHA recordable incidents, an approximate 7% reduction in incidents compared to five years ago. Excluding the Shoe Station operations, which continue to be integrated into our safety culture, the decrease compared to five years ago was 20%.

Our strategies to address the ever-expanding complexities of protecting customer and employee data and executing our business strategies in an increasingly digital world continue to advance. Our technology department monitors and regularly tests compliance with our protocols, provides regular updates to employees and management and conducts annual training.

Community and Nonprofit Support Initiatives

We are committed to helping build stronger communities by giving back to the areas where we do business. Throughout our history, we have demonstrated that commitment through sponsored events, educational programs, charitable donations, and volunteerism all focused on assisting the communities where we operate. We support both national and local chapters of nonprofit organizations such as the Two Ten Foundation, United Way, Junior Achievement, National CASA/GAL Association, Youth First, the American Red Cross, Ronald McDonald House Charities, and Habitat for Humanity. In addition to our standard practices, during Fiscal 2022, we combined with our customers to support the American Red Cross in assisting those affected by the wide-spread damage caused by tornados in Kentucky and by hurricanes in Florida.

In addition, every year each store is provided funds to support local nonprofits in communities where the store is located. Further, corporate associates can request and receive an annual financial stipend to support family-related nonprofit initiatives important to their families.

Our stores serve as a platform for our customers to contribute to causes by providing the option for customers to “round up” transactions to the nearest dollar, among other initiatives. Organizations that have benefited from our ability to perform this critical function include St. Jude’s Research Hospital, the Boys and Girls Club, the American Cancer Society, and the Toys for Tots Foundation.

We are fully committed to accessibility for our disabled customers, whether at our physical stores or through our e-commerce platforms. Our partnership with eSSENTIAL Accessibility allows all customers, regardless of ability, to shop via our website. Through an assistive technology app, customers who have trouble typing, moving a mouse, gesturing or reading a screen are able to navigate our website using hands-free face tracking, voice activated controls, visual click assist, an on-screen keyboard, and speech-to-text.

Environmental Initiatives

We seek to minimize our impact on the environment and reduce our carbon footprint by actively implementing environmentally-friendly processes throughout our business, including energy efficiency initiatives, waste minimization, and the use of recycled materials within our supply chain. Our most significant areas of focus are fuel and packaging material used to deliver merchandise to our distribution center and stores; the HVAC and lighting systems in our stores, distribution center, and corporate offices; and recycling methods.

Fuel Consumption

Working closely with our dedicated transportation provider, we optimize the routing efficiency of trucks transporting product from our centralized distribution center to our retail stores. Further fuel efficiency is achieved as we maximize the amount of product placed in each truck in a “load floor to ceiling” approach, resulting in fewer outbound shipments required to support our stores.

Recycle and Reuse of Corrugated Boxes, Paper and Wooden Pallets

In our distribution center, we have established a reuse and recycle program with the corrugated boxes we receive in shipments from vendors, reusing those boxes to ship product to our stores. Where further reuse is not practicable, corrugate across our operations is recycled. In addition, we recycle wooden pallets when they are no longer useable. This emphasis on responsible recycling of wood-based material extends across our operations, where a single stream recycling practice and policy has been established.

Energy Management

We have several important initiatives underway that reflect our commitment to responsibly minimize our use of energy.

At our corporate headquarters, we have implemented a wide range of energy reduction initiatives that have lowered our energy usage. These include reconfiguration of the HVAC, installation of UV window coverings, and use of LED lighting and occupancy sensors.

At our distribution center, energy-efficient lighting systems are also installed with occupancy sensors and HVAC upgrades have been recently made. “Opportunity chargers” are in place, providing a more efficient battery-charging process for material handling equipment throughout the facility.

This focus on minimizing environmental impact extends to our retail stores. Whenever a store is newly constructed, it is equipped with LED lighting and an Energy Management System (“EMS”). The EMS monitors and regulates HVAC, lighting, and storefront sign lighting, reducing energy consumption by 25%. This program currently extends to over half of our stores. As part of our store modernization program, we are installing LED lighting and an EMS at each location. We expect to have two-thirds of our stores equipped with an EMS by the end of the Fiscal 2023. For those stores awaiting future implementation of the EMS, specialized thermostats reduce overall energy use.

We are proud of our ongoing sustainability accomplishments and progress to date regarding ongoing energy management initiatives.

Proposal No. 2

Advisory Vote on the Compensation Paid to our Executives

We are providing shareholders the opportunity to cast advisory votes on named executive officer compensation as required by Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on the compensation of our Executives. The “Executives” are our President and Chief Executive Officer, our Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer, and our other executive officers named in the Summary Compensation Table on page 31 of this proxy statement.

This vote is not intended to address any specific item of compensation but rather the overall compensation of our Executives and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to approve the following resolution at the annual meeting:

“RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the Executives, as disclosed in the Company's Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

We encourage our shareholders to read the Compensation Discussion and Analysis section, along with the compensation tables and narrative discussion contained in this proxy statement. We believe that our Fiscal 2022 Executive compensation aligned with the objectives of our pay-for-performance compensation philosophy and with our financial performance and was effective in fulfilling the Compensation Committee’s compensation objectives.

Although the outcome of this annual vote is not binding on the Company, our Board or our Compensation Committee, our Board and our Compensation Committee value the opinion of our shareholders and will consider the results of the vote on this proposal when setting future compensation for our Executives.

The Board recommends that our shareholders vote FOR the approval, on an advisory basis, of the compensation paid to our Executives, as disclosed in this proxy statement.

Proposal No. 3

advisory vote on the Frequency of Future SHAREHOLDER ADVISORY Votes on the compensation paid to our executives

Section 14A of the Exchange Act provides our shareholders with the opportunity to indicate, on a non-binding advisory basis, how frequently we should hold future advisory say-on-pay votes. Accordingly, the Board is asking our shareholders to express their preference as to the frequency with which we should present future say-on-pay votes to shareholders. Shareholders may select a frequency of every one, two or three years, or they may abstain from voting.

We are required to hold this say-on-pay frequency vote at least once every six calendar years. When we conducted our last say-on-pay frequency vote at our 2017 Annual Meeting of Shareholders, our shareholders expressed a preference to conduct say-on-pay votes on an annual basis. Consistent with that preference, and since our annual meeting in 2011, we have held our say-on-pay vote annually. The Board has not observed any reason why the previously expressed shareholder preference should not continue to govern and notes that market practice is for annual say-on-pay votes. The Board believes that an annual say-on-pay vote will allow shareholders to provide the Board and the Compensation Committee with more meaningful and direct input into our Executive compensation philosophy, policies and programs. The Board believes an annual say-on-pay vote will also foster more useful communication with shareholders by providing shareholders with a clear and timely means to express any concerns and questions. We have in the past been, and will in the future continue to be, engaged with our shareholders on a number of topics and in a number of forums. Thus, we view the say-on-pay vote as an additional, but not exclusive, opportunity for our shareholders to communicate with us regarding their views on our Executive compensation. Shareholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency alternatives.

Our shareholders may cast their vote on their preferred voting frequency by choosing the option of one year, two years, three years or by abstaining from voting. The option of one year, two years, or three years that receives the highest number of votes cast by shareholders will be considered our shareholders’ preferred frequency for future say-on-pay votes. However, because this vote is advisory and not binding on the Board or us, the Board may decide that it is in the best interests of our shareholders and us to hold future say-on-pay votes more or less frequently than the option preferred by our shareholders.

The Board recommends that our shareholders vote to conduct future shareholder advisory votes on the compensation paid to our Executives every ONE YEAR.

Executive Compensation

Compensation Discussion and Analysis

Overview

The “Compensation Discussion and Analysis” section of this proxy statement is intended to help our shareholders understand our overall executive compensation programs, objectives, framework and elements and to discuss and analyze the compensation paid to our named executive officers shown in the Summary Compensation Table and in the other tables and narrative discussion that follow (the “Executives”), as determined and approved by the Compensation Committee (the “Committee”). The Committee maintains the following executive compensation governance practices, each of which reinforces our compensation philosophy and objectives:

What We Do	What We Do Not Do
• Long-term equity-based awards granted to our Executives are weighted toward performance-based stock units (“PSUs”).	• Our Executives’ employment contracts do not provide for excise tax gross-ups upon a change in control and do not guarantee salary increases, bonuses or awards of equity-based compensation.
• Both our annual cash incentive plan and our PSUs include performance thresholds and payout caps.	• Our directors and Executives are prohibited from hedging and pledging our stock.
• Our PSUs and service-based restricted stock units (“RSUs”) have double trigger change in control vesting provisions.	• Our Executives receive limited perquisites.
• Our directors and executive officers are subject to stock ownership requirements.	• There is no guaranteed return or above-market return on compensation that has been deferred.
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Our clawback policy for each Executives’ incentive compensation applies to both accounting restatements due to material noncompliance with financial reporting requirements, as well as fraud and intentional misconduct.
• No dividends are paid during the performance and vesting periods for our outstanding PSUs and RSUs. Dividends are paid if and when the units vest. • We have not granted stock options since 2008.
• The Committee has the discretion to lower performance-based awards when it determines that such adjustments would be in the best interests of the Company and our shareholders.	• We do not provide any pension benefits.
•
Compensation decisions for the CEO and other Executives is subject to the review and approval of the Compensation Committee, comprised of independent directors and advised by its selected independent advisors.

Our Executives and their positions during Fiscal 2022 include:

Mark J. Worden, President and Chief Executive Officer
W. Kerry Jackson, Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer
Carl N. Scibetta, Senior Executive Vice President – Chief Merchandising Officer
Marc A. Chilton, Executive Vice President – Chief Retail Operations Officer (1)
Patrick C. Edwards, Vice President – Chief Accounting Officer, Controller and Secretary

(1)
Effective in February 2023, Mr. Chilton was promoted to Executive Vice President – Chief Operating Officer.

Target Pay Mix

Total compensation for our Executives is primarily comprised of a mix of base salary, annual cash incentives and long-term equity-based compensation. The following charts show, with respect to our Chief Executive Officer and our other Executives, (i) base salary, (ii) target annual cash incentives under our Executive Incentive Compensation Plan (the “EICP”), and (iii) the grant date fair value of the PSUs and service-based RSUs granted to our Executives under our 2017 Equity Incentive Plan (the “2017 Equity Plan”), each as a percentage of total target direct compensation, for Fiscal 2022:

Fiscal 2022 Financial Results

The following table highlights comparisons of some of the key financial metrics that we use to evaluate our performance for the purposes of making compensation decisions. ($ amounts in thousands except per share data)

Key Financial Metrics	Fiscal 2022	Fiscal 2021	Fiscal 2020	Fiscal 2019
Net Sales	$1,262,235	$1,330,394	$976,765	$1,036,551
Comparable Store Sales Change	(11.1)%	35.3%	(5.3)%	1.9%
Gross Profit Percentage	37.1%	39.6%	28.7%	30.1%
Operating Income	$146,444	$207,654	$21,865	$54,209
Net Income	$110,068	$154,881	$15,991	$42,914
Diluted Net Income Per Share	$3.96	$5.42	$0.56	$1.46

In Fiscal 2022, we delivered operating income margins and overall profitability more than double those generated pre-pandemic. These Fiscal 2022 results demonstrate the sustainability of our business and set the new benchmark for us going forward. For Fiscal 2022, Diluted Net Income per Share was the second highest year in our history and was only surpassed by Fiscal 2021. Our Diluted Net Income per Share in Fiscal 2022 grew in each quarter compared to Fiscal 2019's pre-pandemic results with quarterly growth compared to Fiscal 2019 of 107%, 160%, 151%, and 558%, respectively. Our total Diluted Net Income per Share earned over the past two fiscal years of $9.38 ($3.96 in Fiscal 2022 and $5.42 in Fiscal 2021) exceeded the Diluted Net Income per Share earned over the prior 13 years combined.

Net Sales in Fiscal 2022 were $1.26 billion and were the second highest of any fiscal year in our history, only exceeded by Fiscal 2021. In a challenging economic environment, our Fiscal 2022 Net Sales increased 21.8% and comparable store sales increased 13.9% compared to pre-pandemic results in Fiscal 2019. Our physical store comparable store sales increased 8.9% and e-commerce Net Sales increased 85.4% compared to Fiscal 2019. Our Fiscal 2022 financial results, along with our financial results from Fiscal 2021, are more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

Compensation Philosophy and Objectives of the Overall Compensation Program

The Committee is responsible for establishing our compensation philosophy and strategies and has overall responsibility for approving and evaluating our executive compensation plans, policies and programs. Regarding most compensation matters, including Executive compensation, our Chief Executive Officer provides recommendations to the Committee. However, the Committee is solely responsible for setting Executive compensation and does not delegate this function.

Our compensation philosophy is to closely align the interests of our Executives with the interests of our shareholders. To accomplish this, we enact programs to attract, retain and motivate the finest talent possible at all levels of the organization. Our compensation programs are designed to reward our Executives for the achievement of short-term and long-term strategic and operational goals and the attainment of increased total shareholder return. We strive for our compensation program to be competitive, treat all employees fairly, consider the appropriate proportions of rewarding management and shareholders, and balance the perception of other stakeholders regarding the competitiveness and reasonableness of our Executive compensation. The Committee does not have a specific policy for the allocation of compensation between short-term and long-term components or cash and equity-based compensation or a specific competitive pay positioning percentile. Our compensation programs emphasize financial stability and liquidity while increasing net sales, operating income, and diluted net income per share.

Our compensation programs have the following characteristics:

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Each individual’s compensation is based on the level of job responsibility, the individual's level of performance and the Company's overall performance. As employees assume greater responsibility, a larger portion of their total compensation should be “at risk” incentive compensation (both annual and long-term), subject to corporate and individual performance metrics.

•
A combination of short-term compensation in the form of base salaries and annual cash incentives and long-term equity-based compensation in the form of PSUs and service-based RSUs are utilized to provide incentives to Executives to create shareholder value through the attainment of both short-term and long-term goals.

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Compensation takes into consideration the value of similar jobs in the marketplace. To retain a highly-skilled workforce, our goal is to be competitive with the compensation paid by those with whom we compete for talent.

The Committee, along with management, recognizes that the challenges faced by a retail organization require compensation programs to remain flexible to meet prevailing market conditions for key management roles. Determination of appropriate compensation for our Executives is subjective because the Committee does not believe that a purely formula-driven approach to compensation can adequately take into account all of the various aspects that will lead to our long-term success. We believe our management team continues to be driven to a higher level of performance by the pay-for-performance compensation philosophy embedded in our compensation programs.

Determination of Compensation Amounts

In January 2022, the Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to serve as its independent compensation consultant. Pearl Meyer advised the Committee with respect to the peer group utilized in setting Executive compensation for Fiscal 2022 and the design and structure of our annual cash incentive program and our long-term equity-based incentive compensation program, including a comparison of such programs to companies in the peer group. In setting Fiscal 2022 compensation, the Committee also reviewed tally sheets for each Executive and other compensation information specific to each Executive. Although the Committee reviewed the compensation data of the new peer group companies in setting Fiscal 2022 compensation, it did not rely solely on the peer group data in developing Fiscal 2022 compensation decisions.

With the assistance of Pearl Meyer, the Committee approved the following peer group for Fiscal 2022:

Fiscal 2022 Peer Companies
Boot Barn Holdings, Inc.	Genesco Inc.
The Buckle, Inc.	Hibbett, Inc.
Caleres, Inc.	Oxford Industries, Inc.
Carter’s, Inc.	Steven Madden, Ltd.
The Cato Corporation	Tilly’s, Inc.
Citi Trends, Inc.	Wolverine World Wide, Inc.
Crocs, Inc.	Zumiez Inc.
Designer Brands Inc. (formerly DSW Inc.)

Median Revenue: $1.6 billion	Median Market Capitalization: $1.0 billion

Impact of Say-on-Pay Vote on our Executive Compensation Decisions in Fiscal 2022

At both our 2021 and 2022 annual meetings of shareholders, the annual say-on-pay vote received more than 98% shareholder approval. As a result of this strong shareholder support, the Committee made no material changes to our Executive compensation programs approved for Fiscal 2022 as a result of the 2022 or 2021 say-on-pay vote. The Committee continues to work with our investor relations professionals to ensure that our Executive compensation programs and governance oversight protocols are responsive to our shareholders’ needs.

When determining how often to hold say-on-pay votes, the Board has historically taken into account the strong preference for an annual vote expressed by our shareholders at our 2017 and 2011 annual meetings. Accordingly, the Board has previously determined that we should hold say-on-pay votes on an annual basis, and the Board is recommending that our shareholders vote at this annual meeting to continue to hold say-on-pay votes annually. See “Proposal No. 3 – Advisory Vote on the Frequency of Future Shareholder Advisory Votes on the Compensation Paid to our Executives.” The Board will determine the frequency of our future say-on-pay votes after taking into consideration the results of the vote on Proposal No. 3.

Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2022 Outcomes

On March 9, 2022, the Committee set Executive compensation levels for Fiscal 2022. The Committee completed its review and approval of the Fiscal 2022 corporate goals and objectives relevant to Executive compensation, evaluated each Executive’s individual performance as well as their collective performance in light of the prior year internal goals and set Executive compensation for Fiscal 2022 based on this evaluation.

Base Salary

Base salary provides for fixed compensation and rewards the core competencies of each Executive relative to job responsibilities, skill set, industry experience, tenure and individual performance. The Committee also considers the Company’s overall performance and peer group data for comparable positions when setting base salaries. Base salary serves as the base amount from which other compensation elements are determined, such as target annual cash incentives.

The Fiscal 2022 base salary for each Executive was approved as follows:

	Annual Base Salary
Name	Fiscal 2022	Percentage Increase Compared to Fiscal 2021
Mark J. Worden (1)	$850,000	21.4%
W. Kerry Jackson	$640,000	6.5%
Carl N. Scibetta	$615,000	7.0%
Marc A. Chilton (2)	$480,000	11.6%
Patrick C. Edwards (2)	$250,000	13.6%

(1)
On October 1, 2021, Mr. Worden’s base salary was increased to $700,000 upon becoming our Chief Executive Officer, as approved by the Committee in March 2021. The wage increase in the chart above is calculated off this initial base salary for his service as our Chief Executive Officer. The increase in Mr. Worden’s base salary for Fiscal 2022 was to better align his base salary and total target compensation with market data provided by Pearl Meyer.
(2)
The increases in Messrs. Chilton’s and Edwards’ base salaries were to reflect the increased responsibilities each had assumed during the prior fiscal year.

Annual Cash Incentives under the EICP

The EICP is a performance-based cash incentive program, which is designed to reward members of our management team, including our Executives, for meeting financial goals. Performance targets may be based on one or more specified business criteria and performance periods may be for one or more full fiscal years or for a spring or fall season.

On March 9, 2022, the Committee established the performance criteria and targets for a cash bonus that all of our officers, including the Executives, could earn under the EICP based on our operating income for Fiscal 2022, calculated in accordance with U.S. generally accepted accounting principles (“Operating Income”). At that time, the Committee also established the threshold, target and maximum performance levels, with payout for performance between threshold and target and between target and maximum Operating Income to be interpolated.

The Operating Income business criteria was first selected by the Committee in 2017, and after considering our current business strategy, the Committee determined that using Operating Income remained appropriate for evaluating our performance for Fiscal 2022.

When setting the threshold, target and maximum performance levels, the Committee utilized financial projections prepared by management. These projections incorporated various assumptions related to targeted comparable store sales, gross profit, new store openings, store closings and selling, general and administrative expense levels. These projections also incorporated known risk factors inherent with the economic retail climate and reflected both the challenges and opportunities facing the Company. Such uncertainties specifically considered in March 2022 when the performance criteria and performance targets were set included the lingering and unknown effects of ongoing supply chain disruptions and the COVID-19 pandemic, emerging inflation, the integration of the Shoe Station operations that had been recently acquired, and direct-to-consumer initiatives by certain of our vendors.

Given these projections and uncertainties, the Committee determined that the target Operating Income for Fiscal 2022 should be set at approximately 70% of our Fiscal 2021 Operating Income, which had been significantly impacted by government stimulus received by our customers. Upon the attainment of target Operating Income for Fiscal 2022, or $146.3 million, each Executive would earn the target bonus.

Consistent with recommendations from Pearl Meyer, the Committee approved the following increases in the EICP threshold, target and maximum incentive opportunities to provide additional focus on driving annual Operating Income results:

•
The payout percentage at target performance increased from 100% to 125% for Mr. Worden and from 60% to 75% for Messrs. Jackson, Scibetta and Chilton.
•
The payout at threshold performance for all Executives increased to 25% of the target payout.
•
The payout at maximum performance for Messrs. Worden, Jackson, Scibetta and Chilton increased from 150% of the target payout to 175% of the target payout.

The following table sets forth the percentage of salary each Executive could earn based upon the attainment of the various levels of Operating Income in Fiscal 2022, and the resulting EICP payouts:

	EICP Opportunity as % of Salary			Operating Income Goals ($ in millions)				EICP Payout
	Threshold	Target	Maximum	Threshold	Target	Maximum	Actual	% of Salary	$000s
Mark J. Worden	31.25%	125.0%	218.75%	$131.7 (90% of Target)	$146.3	$182.9 (125% of Target)	$146.4 (100.1% of Target)	125.4%	$1,065.6
W. Kerry Jackson	18.75%	75.0%	131.25%					75.2%	$ 481.4
Carl N. Scibetta	18.75%	75.0%	131.25%					75.2%	$ 462.6
Mark A. Chilton	18.75%	75.0%	131.25%					75.2%	$ 361.1
Patrick C. Edwards	8.75%	35.0%	52.5%					35.1%	$ 87.7

Additional Bonuses

No discretionary bonuses were awarded by the Committee to Executives during Fiscal 2022.

Long-Term Equity-Based Incentives under the 2017 Equity Plan

Equity compensation is an important element in the overall compensation of our Executives and other key employees. These awards vest over time and/or upon the attainment of performance measures, help to retain Executives and encourage them to manage through difficult periods and to improve our long-term performance. Since June 2017, long-term equity-based incentive awards have been granted pursuant to the 2017 Equity Plan, at the discretion of the Committee.

On March 9, 2022, the Committee granted a combination of PSUs and service-based RSUs as equity-based incentive compensation to members of our management, including our Executives. Consistent with recommendations from Pearl Meyer and to improve Executive attraction and retention goals, for Fiscal 2022 the Committee shifted the mix of long-term equity awards, lengthened the vesting periods and increased the payout opportunities.

The Committee determined that approximately 60% of the total grant date fair value of the Fiscal 2022 equity awards granted to the Executives, at the target level of performance, would be PSUs and approximately 40% would be service-based RSUs, compared to 75% PSUs and 25% service-based RSUs for Messrs. Worden, Jackson, Scibetta and Chilton and 67% PSUs and 33% service-based RSUs for Mr. Edwards in Fiscal 2021. The Committee determined that the shift in equity grant mix created an appropriate, market-competitive balance between aligning executive rewards with long-term shareholder value creation, and incenting Executive retention in a very competitive and highly volatile market. The target number of PSUs and the service-based RSUs granted to our Executives for Fiscal 2022 were as follows:

Name	Target Number of PSUs	Number of Service-Based RSUs
Mark J. Worden	39,018	26,012
W. Kerry Jackson	12,629	8,405
Carl N. Scibetta	12,135	8,077
Marc A. Chilton	9,471	6,304
Patrick C. Edwards	3,586	2,391

PSUs

The Committee chose to continue to use Diluted Net Income per Share as the performance measure for the PSUs. Given the uncertainty involving the continued impact of the COVID-19 pandemic, supply chain disruptions, inflation and other macroeconomic factors on the Company’s business, the Committee decided to continue using a one-year performance period (Fiscal 2022) as the measurement period for the PSUs. After taking into consideration the potential dilutive effect of the PSUs on our shareholders, the Committee authorized a range of goals at threshold, target, and maximum levels of performance, and set the percentage of the number of PSUs that may be earned at 25% for threshold performance and at 175% for maximum performance, which was an increase from 125% for maximum performance for PSUs granted in prior fiscal years.

The Diluted Net Income per Share target of $3.90 was set by the Committee at approximately 72% of the Diluted Net Income per Share earned in Fiscal 2021 (which had been significantly impacted by government stimulus received by our customers). The $3.90 target represented a 267% increase over the actual 2019 pre-pandemic Diluted Net Income per Share of $1.46. The financial projections and related risk factors considered by the Committee when establishing the performance criteria and range of potential outcomes for the PSUs were the same as those used in its determination of annual cash incentives under the EICP.

The Committee authorized that a payout for performance between threshold and target and between target and maximum Diluted Net Income per Share would be interpolated. Performance below the threshold level would result in forfeiture of all PSUs and any dividend equivalents accrued on such PSUs.

The following table sets forth the percentage of target PSUs each Executive would receive based upon the attainment of the various levels of Fiscal 2022 Diluted Net Income per Share and the resulting PSU award payout:

	2022 PSU Payout Schedule
	Below Threshold	Threshold	Target	Maximum	FY 2022 Actual
FY 2022 Diluted Net Income per Share	< $3.52	$ 3.52	$ 3.90	$ 4.86	$3.96
% of Target	<90%	90%	100%	125%	101.5%
Payout (% of Target Number of PSUs)	0%	25%	100%	175%	104.7%

The PSUs (and any associated accrued dividend equivalents) that were earned based on our Diluted Net Income per Share for Fiscal 2022 as determined by the Committee vest fully on March 31, 2025, provided that the Executive maintains continuous service with us through such date. This vesting period is longer than that used in previous years when awards vested one-half in the year measured and one-half in the following year to further strengthen the retention value of the PSUs.

RSUs

The service-based RSUs granted on March 9, 2022 to Executives vest over three years, with one-third vesting on March 31, 2024 and two-thirds vesting on March 31, 2025, provided that the Executive maintains continuous service with us through such dates. The vesting period was back loaded compared to Fiscal 2021 when the RSUs vested one-third in each year following the year granted to strengthen the retention value of the RSUs.

Treatment of Dividend Equivalents

For any cash dividends that we pay on the shares of our common stock while the PSUs and RSUs are outstanding and unvested, as of each dividend payment date, a dollar amount of dividend equivalents is credited to the respective Executive’s account. If the PSUs are earned, and when the PSUs and RSUs vest, the amount of the accrued dividend equivalents is paid in cash to the Executives.

Aggregate Size of the Long-Term Equity Incentive Awards

In approving equity awards granted to all participants for Fiscal 2022, which includes the Executives and other members of management, the Committee considered the dilutive effect of the proposed grant and determined that the total number of shares issued be approximately 1.4% of the then outstanding shares (at the target level of performance for the PSUs). Recommendation of the allocation of shares amongst members of management was made based on the individual’s potential for making significant contributions in the future and the relative importance of the individual’s position to others in our organization.

Other Benefits

We provide the Executives with health and welfare programs, a 401(k) retirement plan and employee benefit plans, programs and arrangements generally available to all employees. We also provide the Executives, along with all of our other officers, other executive benefit programs and perquisites in order to provide a competitive executive compensation program and to foster executive retention, including an executive life insurance program, an executive long-term disability program, additional medical benefits and a nonqualified deferred compensation plan. In addition, we provide for an automobile allowance for certain Executives and our Chief Executive Officer is eligible for limited personal utilization of the Company-provided aircraft. These other executive benefit programs and perquisites were not changed from Fiscal 2021, except that the Committee approved an increase in the number of hours that Mr. Worden may utilize the Company-provided aircraft for personal reasons, and the Committee approved the reimbursement of certain expenses incurred by Mr. Worden and Mr. Scibetta in connection with each Executive’s relocation to our Southern Office located in Fort Mill, South Carolina. Details of our perquisites are contained in footnote 6 to the Summary Compensation Table.

Decisions Regarding our Executive Compensation Programs for Fiscal 2023

In January 2023, the Committee re-engaged Pearl Meyer to serve as its independent compensation consultant to advise the Committee with respect to peer group Executive compensation data.

The Committee made no changes to the peer group utilized in Fiscal 2022, and no material changes were made to the methods of setting Executive compensation.

On March 14, 2023, the Committee approved our Executive compensation for Fiscal 2023 after taking into consideration Pearl Meyer’s advice and recommendations. Material decisions regarding our compensation programs effective for Fiscal 2023 include the following:

•
EICP and PSU threshold, target and maximum incentive opportunities were unchanged from Fiscal 2022. However, the threshold performance goal was increased to approximately 95% of the target goal compared to approximately 90% of the target goal in Fiscal 2022.
•
The allocation of long-term equity awards between PSUs and RSUs was unchanged at 60% (at target performance) and 40%, respectively.

•
The equity award vesting periods were unchanged.
o
Any earned PSUs will vest in full on the third anniversary of grant (March 31, 2026), subject to continued service.
o
One-third of the RSUs granted will vest on the second anniversary of grant (March 31, 2025) and two-thirds of the RSUs granted will vest on the third anniversary of grant (March 31, 2026), subject to continued service.
o
The equity awards issued to all employees, including the Executives, totaled 1.2% of our then outstanding shares at the target level of performance for the PSUs.
•
Fiscal 2023 Net Income per Diluted Share is the performance measure for the PSUs and Fiscal 2023 Operating Income is the performance measure for the EICP. Both of these measures are unchanged from the prior year.
•
Base salary increases for the Executives were as follows: 17.6% for Mr. Worden; 3.2% for Mr. Scibetta; 14.6% for Mr. Chilton; and 4.0% for Mr. Edwards. Given Mr. Jackson’s pending retirement, his salary was not adjusted. Mr. Chilton’s salary increase reflects his promotion to Chief Operating Officer in February 2023.

On April 24, 2023, Erik D. Gast was appointed as our Executive Vice President, Chief Financial Officer and principal financial officer, succeeding Mr. Jackson. As previously announced, Mr. Jackson retired after 35 years of service. Mr. Jackson remained with the Company as its Chief Administrative Officer until May 9, 2023 to assist with the transition.

In connection with his appointment, Mr. Gast and the Company entered into an Employment and Noncompetition Agreement as of March 14, 2023. Mr. Gast’s Employment Agreement provides for an initial term of employment commencing on April 24, 2023 and ending on April 23, 2025 and automatically renews for successive one-year periods thereafter, unless earlier terminated in accordance with its terms. The Employment Agreement provides for the following compensation payable to Mr. Gast:

•
An annual base salary of $550,000, as adjusted from time to time by the Board;
•
Eligibility to participate in the EICP, with a target bonus of 75% of his base salary for fiscal 2023, prorated based on his start date of employment;
•
Eligibility to participate in annual equity awards granted under the 2017 Equity Plan, commencing in fiscal 2023, at the discretion of the Compensation Committee;
•
A one-time sign-on grant of 25,000 service-based RSUs, to be granted under the 2017 Equity Plan on his first date of employment, 10,000 of which will vest on the fourth anniversary of the grant date and 15,000 of which will vest on the fifth anniversary of the grant date, provided that he remains continuously employed with the Company through each applicable vesting date;
•
Reimbursement of relocation expenses of up to $100,000, plus an amount equal to any additional out-of-pocket federal, state and local income taxes incurred in connection with such reimbursement;
•
An automobile allowance in the gross amount of $1,100 per month; and
•
Eligibility to participate in all employee benefit plans, practices and programs generally provided to our other Executives.

Upon a termination of his employment, including following a change in control, Mr. Gast will be entitled to receive payments substantially similar to those described for Messrs. Scibetta and Chilton under the section “Termination and Change in Control Arrangements” beginning on page 37 of this proxy statement.

Compensation Recovery Policy

On March 10, 2022, the Board, based on the recommendation of the Committee, adopted a policy providing for the recoupment of any annual or long-term incentive compensation, including cash-based or equity-based compensation, awarded to our “officers,” as defined in Section 16a-1(f) of the Exchange Act, which includes all of our Executives. The policy applies to an accounting restatement due to material noncompliance with any financial reporting requirements. To the extent deemed appropriate by the Committee, the Company will seek to recover or cancel the amounts by which a current or former Executive’s incentive compensation that was awarded, vested or paid during a three-fiscal-year lookback period exceeded the amount that would have been awarded, vested or paid based on the restated financial results. The policy also applies to fraud or intentional misconduct committed by a current or former Executive that results in a violation of law and that causes significant financial or reputational harm to the Company. To the extent deemed appropriate by the Committee, the Company will seek to recover or cancel an Executive’s incentive compensation that is awarded, vested or paid, is scheduled to be vested or paid or is currently in a performance measurement period. The time period for such recoupment includes the fiscal year in which the fraud or illegal misconduct occurred, the three fiscal years preceding such fiscal year and any fiscal years subsequent to such fiscal year.

Nasdaq is currently in the process of finalizing its listing standards with respect to compensation recovery policies. Once those listing standards are finalized, the Committee will assess our policy for compliance with those finalized listing standards.

In addition to our internal policy, the Sarbanes-Oxley Act of 2002 subjects our Chief Executive Officer and our Chief Financial Officer to forfeiture of incentive compensation and profits from the sale of stock in the event of an accounting restatement associated with non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws.

Termination and Change in Control Arrangements

We have entered into an employment and noncompetition agreement with each Executive, and such agreements specify various payments to be made to each Executive in the event that employment is terminated, including upon a qualifying termination following a change in control. We believe the severance benefits payable under these agreements are competitive with general industry practices and that these agreements serve to ensure the continued dedication of the Executive team and minimize the likelihood of the transfer of trade secrets to our direct competitors.

We have not utilized an “excise tax gross-up” provision related to a change in control in our employment agreements for some time and have no intention of reintroducing one. The employment agreements with our Executives state that, in the event of an “excess parachute payment,” the aggregate payments and benefits otherwise constituting a parachute payment may be reduced in order to eliminate the impact of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), if such reduction would result in a higher net payment to the Executive.

Further information on our termination and change in control arrangements is contained under the section “Termination and Change in Control Arrangements” beginning on page 37 of this proxy statement.

Stock Ownership Guidelines

Under our stock ownership guidelines, our Chairman of the Board, our Vice Chairman and our Chief Executive Officer are each required to own shares valued at three times their annual base salary, with all other executive officers required to own shares valued at two times their annual base salary. Unvested and vested shares of restricted stock, RSUs or PSUs awarded as a new hire inducement are not counted toward the ownership requirements except for the Chief Executive Officer, who can elect to have such inducement award count toward the requirements.

Unless otherwise determined by the Committee, until an executive officer has reached the ownership requirement, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award. The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of valuation determination.

The Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each executive officer has met his or her ownership goal annually. The Committee reviewed the current ownership valuation for each of our executive officers at its March 2023 meeting, using a valuation date of January 28, 2023, our Fiscal 2022 year end. Of our executive officers, Messrs. Weaver, Sifford, Jackson, and Scibetta met the ownership requirements as of that valuation date.

Policy on Hedging and Pledging of Common Stock

Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments, or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly; and (b) conducting short sales of Company securities. This restriction does not preclude our directors and executive officers from engaging in general portfolio diversification or investing in broad-based index funds.

Other Compensation-Related Matters

Section 409A of the Internal Revenue Code provides certain requirements for deferred compensation arrangements. Those requirements, among other things, limit flexibility with respect to the time and form of payment of deferred compensation. We made modifications to our plans and our employment and noncompetition agreements with our Executives such that payments or awards under those arrangements either are intended to not constitute “deferred compensation” for Section 409A purposes (and will thereby be exempt from Section 409A’s requirements) or, if they constitute “deferred compensation,” are intended to comply with the Section 409A statutory provisions and final regulations.

Compensation Committee Report

We have reviewed and discussed with Company management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Exchange Act. Based on the review and discussion referred to above, we recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 28, 2023 and our proxy statement for the 2023 annual meeting of shareholders for filing under the Exchange Act.

Compensation Committee
James A. Aschleman (Chair)
Andrea R. Guthrie
Diane Randolph
Charles B. Tomm

Compensation-Related Risk Assessment

In March 2023, our Compensation Committee reviewed our compensation policies and practices for all employees, including our Executives, and the risks that could arise from our compensation policies and practices. As part of the Compensation Committee’s review, it noted the following factors that reduce the likelihood of excessive risk-taking:

•
Our overall compensation levels are competitive with the market.
•
There is a balanced mix of cash and equity and annual and longer-term incentive compensation.
•
While the performance criteria used under our EICP has been Operating Income achieved in a particular fiscal year, the overall compensation of our Executives is not overly weighted toward this metric.
•
Our EICP has payouts at multiple levels of performance. Assuming achievement of at least a minimum level of performance, payouts under the EICP result in at least some compensation at levels below full target achievement, rather than an “all-or-nothing” approach. The maximum bonus percentage payable under the EICP for Fiscal 2022 was also capped at percentages of the Executives’ annualized base salary to protect against disproportionately large short-term incentives.
•
The Compensation Committee has the discretion to lower performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our shareholders.
•
We do not grant stock options.
•
The performance-based equity awards granted to our Executives vest based on our attainment of certain Diluted Net Income per Share targets, aligning the interests of our Executives with those of our shareholders. Our PSUs granted in Fiscal 2022 were earned, and our PSUs granted in Fiscal 2023 will be earned, at multiple levels of performance, rather than an “all-or-nothing” approach.
•
Under our incentive compensation recovery policy, we may recoup incentive compensation awarded or paid to our Executives in the event of an accounting restatement due to material noncompliance with any financial reporting requirements or if the Executive has committed fraud or intentional misconduct resulting in a violation of law that has caused significant financial or reputational harm to the Company.
•
Stock ownership guidelines applicable to all non-employee directors and all executive officers further align interests with those of our shareholders.
•
Pursuant to our Corporate Governance Guidelines, our directors and executive officers are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. In addition, our directors and executive officers are prohibited from (a) purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company securities that such individual holds, directly or indirectly, whether or not such Company securities were acquired as part of such individual’s compensation; and (b) conducting short sales of Company securities.

Some of our non-executive employees are eligible to receive bonuses and equity awards. With respect to the non-executive officer employees who receive bonus awards or performance-based equity awards, the performance criteria and targets are not unreasonable or clearly unattainable without excessive risk-taking.

Based on these factors, the Compensation Committee believes that our compensation policies and practices encourage behaviors that are aligned with the Company’s long-term interests, and that any short-term incentives do not make up a significant portion of compensation and do not encourage our employees to take risks for short-term gain. As a result, the Compensation Committee determined that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Summary Compensation Table

The following table sets forth a summary of the compensation paid by us for services rendered in all capacities to us by each of our Executives for Fiscal 2022, Fiscal 2021 and, as applicable, Fiscal 2020.

Name and Principal Position	Fiscal Year (1)	Salary(2)	Bonus (3)	Stock Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
Mark J. Worden, President and Chief Executive Officer	2022	$850,000	$-	$1,950,900	$1,065,639	$141,005	$4,007,544
	2021	$645,333	$-	$639,683	$844,400	$52,351	$2,181,767
	2020	$588,462	$43,200	$193,170	$288,000	$59,597	$1,172,429

W. Kerry Jackson, Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer (7)	2022	$640,000	$-	$631,020	$481,419	$79,732	$1,832,171
	2021	$601,000	$-	$499,922	$540,900	$69,395	$1,711,217
	2020	$572,279	$31,509	$144,822	$210,060	$75,660	$1,034,330

Carl N. Scibetta, Senior Executive Vice President – Chief Merchandising Officer	2022	$615,000	$-	$606,360	$462,613	$60,544	$1,744,517
	2021	$575,000	$-	$499,922	$517,500	$58,129	$1,650,551
	2020	$520,298	$28,647	$144,878	$190,980	$62,225	$947,028

Marc A. Chilton Executive Vice President – Chief Operating Officer (7)	2022	$480,000	$-	$473,250	$361,064	$69,326	$1,383,640
	2021	$416,635	$-	$389,977	$387,000	$60,648	$1,254,260

Patrick C. Edwards Vice President – Chief Accounting Officer and Secretary (7)	2022	$250,000	$-	$179,310	$87,672	$31,661	$548,643
	2021	$216,923	$-	$93,817	$115,500	$24,928	$451,168

(1)	Our fiscal year is a 52/53 week year ending on the Saturday closest to January 31. Fiscal 2022, Fiscal 2021 and Fiscal 2020 were each 52-week years.

(2)

For Mr. Worden, his salary in Fiscal 2021 reflects a base salary of $618,000 for the period from January 31, 2021 to September 30, 2021 and a base salary of $700,000 for the period from October 1, 2021 to January 29, 2022.

For Mr. Chilton and Mr. Edwards, their base salaries in effect at the end of Fiscal 2021 were $430,000 and $220,000, respectively. Their salaries during Fiscal 2021 disclosed in the chart are reflective of in-year promotions and salary adjustments.

For Fiscal 2020, for the period from April 5, 2020 through May 5, 2020, each Executive incurred at 20% temporary reduction in base salary while 50% of our stores were closed due to the COVID-19 pandemic.

(3)

For Fiscal 2020, the amount for each Executive represents an additional bonus in recognition of the Executive’s contributions to our financial performance for the first half of Fiscal 2020, for which no performance measures were established under the EICP.

(4)

Amounts reflect the aggregate grant date fair value of performance-based and service-based equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value of each performance-based award was computed based on the level of performance that was deemed probable on the grant date, which was the target level of performance for the PSUs granted in Fiscal 2022 and Fiscal 2021. Only service-based RSUs were granted in Fiscal 2020.

The table below sets forth the grant date fair value of the service-based RSUs granted in Fiscal 2022 and the PSUs granted in Fiscal 2022 at target performance and maximum performance.

		PSUs
Name	Service-Based RSUs	Target	Maximum
Mark J. Worden	$780,360	$1,170,540	$2,048,460
W. Kerry Jackson	$252,150	$378,870	$663,030
Carl N. Scibetta	$242,310	$364,050	$637,080
Mark A. Chilton	$189,120	$284,130	$497,220
Patrick C. Edwards	$71,730	$107,580	$188,280

Disclosure of the relevant assumptions related to the valuation of awards is provided in the Notes to the Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

(5)

GAAP Operating Income achieved for Fiscal 2022 was $146.4 million, which was 100.1% of the target level of performance. As a result, the bonus paid to each Executive was 125.4% of base salary for Mr. Worden, 75.2% of base salary for Messrs. Jackson, Scibetta, and Chilton, and 35.1% of base salary for Mr. Edwards.

GAAP Operating Income achieved for Fiscal 2021 was $207.7 million, which exceeded the established maximum level of performance. As a result, the maximum bonus was paid to each Executive. Mr. Worden’s bonus was based on a pro-rated base salary and payout percentages during Fiscal 2021 due to the change in his position during Fiscal 2021.

GAAP Operating Income achieved for the third and fourth quarters of Fiscal 2020 was $30.7 million, which exceeded the maximum level of performance. As a result, the maximum bonus was paid at 48% of base salary for Mr. Worden, and 36% of base salary for Messrs. Jackson and Scibetta.

(6)

We provide Executives with health and welfare programs, a 401(k) retirement plan, and employee benefit plans, programs and arrangements generally available to all employees. We also provide Executives with other executive benefit programs and perquisites. Perquisites and personal benefits received by certain Executives in Fiscal 2022 included:

•
An automobile allowance of $1,100 per month for Messrs. Worden, Jackson, Scibetta, and Chilton.
•
Limited personal utilization of the Company-provided aircraft by our CEO, the value of which is based on the incremental cost of utilization. For Mr. Worden, the incremental cost for utilizing Company-provided aircraft totaled $107,340.
•
For Mr. Scibetta, the cost to reimburse him for relocation costs incurred by him was $1,874, which included a tax gross up of $874.

The amounts in this column for Fiscal 2022 also include (a) matching contributions made by us under our 401(k) and deferred compensation plans; (b) reimbursements under our Executive medical plan; (c) premiums on the Executive’s life and long-term disability insurance; and (d) cash dividend equivalents subject to forfeiture that were paid to the Executive upon the vesting of PSUs and RSUs. These amounts are detailed in the following table:

	401(k) Match	Deferred Compensation Plan Match	Medical Plan Reimbursements	Life Insurance Premiums	Long-term Disability Insurance Premiums	Cash Dividend Equivalents on PSUs and RSUs
Mark J. Worden	$6,331	$-	$4,922	$558	$900	$7,754
W. Kerry Jackson	$6,155	$47,734	$5,260	$558	$900	$5,925
Carl N. Scibetta	$6,175	$25,097	$6,814	$558	$900	$5,926
Marc A. Chilton	$6,165	$19,690	$25,515	$558	$900	$3,298
Patrick C. Edwards	$6,142	$14,597	$7,487	$294	$456	$2,685

(7)

Mr. Jackson served in this position until April 24, 2023 and continued as our Chief Administrative Officer until his retirement. Mr. Chilton was appointed an executive officer on April 4, 2021 and was promoted to Chief Operating Officer effective February 1, 2023. Mr. Edwards was appointed an executive officer on March 18, 2021.

Grants of Plan-Based Awards

The following table sets forth information with respect to the non-equity and equity grants of plan-based awards made during Fiscal 2022 to each Executive.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	Grant Date Fair Value of Stock and Option Awards (4)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Mark J. Worden	03/09/22				9,755	39,018	68,282		$1,170,540
	03/09/22							26,012	$780,360
		$265,625	$1,062,500	$1,859,375
W. Kerry Jackson	03/09/22				3,157	12,629	22,101		$378,870
	03/09/22							8,405	$252,150
		$120,000	$480,000	$840,000
Carl N. Scibetta	03/09/22				3,034	12,135	21,236		$364,050
	03/09/22							8,077	$242,310
		$115,313	$461,250	$807,188
Marc A. Chilton	03/09/22				2,368	9,471	16,574		$284,130
	03/09/22							6,304	$189,120
		$90,000	$360,000	$630,000
Patrick C. Edwards	03/09/22				897	3,586	6,276		$107,580
	03/09/22							2,391	$71,730
		$21,875	$87,500	$131,250

(1)

Represents the amount each Executive could have earned based upon the attainment of various target levels of GAAP Operating Income for Fiscal 2022 under the EICP. The material terms of the Executives' bonus awards under the EICP are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2022 Outcomes ― Annual Cash Incentives under the EICP.” For Fiscal 2022, GAAP Operating Income achieved was slightly above target performance. GAAP Operating Income achieved for Fiscal 2022 was $146.4 million, which was 100.1% of the target level of performance. As a result, the bonus paid to each Executive was 125.4% of base salary for Mr. Worden, 75.2% of base salary for Messrs. Jackson, Scibetta, and Chilton, and 35.1% of base salary for Mr. Edwards.

(2)

Represents PSUs granted to the Executives on March 9, 2022 under the 2017 Equity Plan. The material terms of these PSU grants are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2022 Outcomes ― Long-Term Equity-Based Incentives under the 2017 Equity Plan.” For Fiscal 2022, our Diluted Net Income per Share resulted in slightly above target performance. As a result, the Executives earned 104.7% of the target level of PSUs. These PSUs vest on March 31, 2025, subject to the Executive’s continuous service with us through such date.

(3)

Represents service-based RSUs granted to the Executives on March 9, 2022 under the 2017 Equity Plan. The material terms of these RSU grants are described in the section “Compensation Discussion and Analysis ― Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2022 Outcomes ― Long-Term Equity-Based Incentives under the 2017 Equity Plan.” One-third of these RSUs vest on March 31, 2024 and two-thirds vest on March 31, 2025.

(4)	The grant date fair value assigned to these awards was calculated in accordance with ASC 718, using the closing market price of our common stock on the grant date, which was $30.00.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information with respect to the outstanding equity awards for each Executive at the end of the fiscal year ended January 28, 2023.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Mark J. Worden
	03/18/20 (2)	18,678	$514,766
	03/17/21 (3)	10,560	$291,034
	03/17/21 (4)	3,756	$103,515
	03/09/22 (5)	40,847	$1,125,743
	03/09/22 (6)	26,012	$716,891
W. Kerry Jackson
	03/18/20 (2)	14,002	$385,895
	03/17/21 (3)	8,252	$227,425
	03/17/21 (4)	2,936	$80,916
	03/09/22 (5)	13,221	$364,371
	03/09/22 (6)	8,405	$231,642
Carl N. Scibetta
	03/18/20 (2)	14,008	$386,060
	03/17/21 (3)	8,252	$227,425
	03/17/21 (4)	2,936	$80,916
	03/09/22 (5)	12,704	$350,122
	03/09/22 (6)	8,077	$222,602
Marc A. Chilton
	03/18/20 (2)	6,538	$180,187
	03/17/21 (3)	6,437	$177,404
	03/17/21 (7)	3,434	$94,641
	03/09/22 (5)	9,915	$273,257
	03/09/22 (6)	6,304	$173,738
Patrick C. Edwards
	03/18/20 (2)	3,736	$102,964
	03/17/21 (3)	1,376	$37,923
	03/17/21 (7)	1,102	$30,371
	03/09/22 (5)	3,754	$103,460
	03/09/22 (6)	2,391	$65,896

(1)			The value of the shares that have not vested was computed utilizing $27.56, the closing price of our common stock on Friday, January 27, 2023.
(2)			Represents service-based RSUs granted on March 18, 2020 under the 2017 Equity Plan. These RSUs vested on March 31, 2023.
(3)			Represents PSUs granted under the 2017 Equity Plan on March 17, 2021, which were earned based on our actual Diluted Net Income per Share for Fiscal 2021. These PSUs vested on March 31, 2023.
(4)

Represents service-based RSUs granted on March 17, 2021 under the 2017 Equity Plan. One-half of these awards vested on March 31, 2023 and one-half will vest on March 31, 2024, provided the Executive maintains continuous service with us through such dates.

(5)

Represents PSUs granted under the 2017 Equity Plan on March 9, 2022, which were earned based on our actual Diluted Net Income per Share for Fiscal 2022. These PSUs vest on March 31, 2025, provided the Executive maintains continuous service with us through such date.

(6)

Represents service-based RSUs granted on March 9, 2022 under the 2017 Equity Plan. One-third of these awards will vest on March 31, 2024 and two-thirds will vest on March 31, 2025, provided the Executive maintains continuous service with us through such dates.

(7)			Represents service-based RSUs granted on March 17, 2021 under the 2017 Equity Plan. These awards vested on March 31, 2023.

Option Exercises and Stock Vested

The following table sets forth for each Executive information with respect to the value realized upon the vesting of stock and stock units during Fiscal 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Mark J. Worden	-	$-	21,774	$634,929
W. Kerry Jackson	-	$-	16,721	$487,584
Carl N. Scibetta	-	$-	16,723	$487,643
Marc A. Chilton	-	$-	9,706	$283,027
Patrick C. Edwards	-	$-	5,245	$137,504

(1)

Amount was calculated by multiplying the number of shares that vested by the closing price of our common stock on the vesting date or, if not a trading day, the last trading day preceding the vesting date.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding grants and shares available for grant under our existing equity compensation plans, including our 2017 Equity Plan and our Employee Stock Purchase Plan. All information is as of January 28, 2023.

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in the First Column)
Equity compensation plans approved by security holders (1)	583,460	(2)	$-	(3)	631,754	(4)
Equity compensation plans not approved by security holders (5)	-		-		-
Total	583,460	(2)	$-	(3)	631,754	(4)

(1)	Includes the 2017 Equity Plan and the Employee Stock Purchase Plan.

(2)

Represents shares that may be issued pursuant to outstanding RSUs and PSUs granted under the 2017 Equity Plan and includes 23,137 PSUs for which the performance condition was satisfied based on our Fiscal 2022 annual results. These PSUs will vest on March 31, 2025.

(3)	The RSUs and PSUs, once vested, convert into shares of our common stock on a one-for-one basis for no additional consideration.

(4)

These shares include 522,856 shares available for future issuance under the 2017 Equity Plan. The number of shares available for future issuance under the 2017 Equity Plan has been reduced by the 23,137 shares described in Note 2. These shares also include 108,898 shares available for future issuance under the Employee Stock Purchase Plan.

(5)	We do not maintain any equity compensation plans that have not been approved by our shareholders.

Equity Based Compensation – Narrative Discussion

On March 22, 2017, our Board of Directors approved the 2017 Equity Plan, subject to shareholder approval, and on June 13, 2017, our shareholders approved the 2017 Equity Plan. Upon approval of the 2017 Equity Plan by our shareholders, no further awards were permitted to be made under any predecessor plans. The Compensation Committee administers and grants equity incentive awards under the 2017 Equity Plan. The 2017 Equity Plan provides for the grant of incentive awards in the form of stock units, restricted stock, stock appreciation rights (“SARs”), stock options, and other equity-based awards to our employees, consultants, advisors and non-employee directors. A maximum of 1,670,398 shares of our common stock are available for issuance under the 2017 Equity Plan, as adjusted for the 2-for-1 stock split that occurred in July 2021. Any shares of our common stock subject to an award under the 2017 Equity Plan, or to an award granted under a predecessor plan that was outstanding when the 2017 Equity Plan was approved, that expires, is canceled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2017 Equity Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2017 Equity Plan. Each share of common stock that again becomes available for awards will correspondingly increase the share reserve by the same number of shares by which the share reserve was decreased upon the grant of the applicable award.

The 2017 Equity Plan also provides that participants receiving awards under the plan must adhere to certain confidentiality and non-solicitation terms set forth in the plan. If a participant violates any of the confidentiality, non-solicitation terms or other restrictive covenant obligations set forth in the 2017 Equity Plan or otherwise, any unvested equity awards will automatically be forfeited and canceled, and we have the sole discretion to claw back any value received by the participant from any restricted stock, stock units or other equity-based awards that vested or any options or SARs that were exercised within one year of the time of the violation.

We are requesting that our shareholders approve the amendment and restatement of the 2017 Equity Plan to, among other things, increase the number of shares available for future issuance for the first time since June 2017 (six years ago) when the 2017 Equity Plan was approved by our shareholders. See “Proposal No. 4 – Approval of the Shoe Carnival, Inc. Amended and Restated 2017 Equity Incentive Plan.”

Nonqualified Deferred Compensation

The following table sets forth, for each Executive that has chosen to participate in our nonqualified deferred compensation plan, information on the nonqualified deferred compensation plan with respect to deferrals, our match, earnings and distributions made during Fiscal 2022, along with the ending account balance at January 28, 2023. Mr. Worden has chosen not to participate in this plan.

	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals and Distributions	Aggregate Balance at Last Fiscal Year End
W. Kerry Jackson	$95,468	$47,734	$(76,410)	$-	$1,446,216
Carl N. Scibetta	$61,775	$25,097	$(51,788)	$-	$968,333
Marc A. Chilton	$73,836	$19,690	$(70,162)	$-	$906,696
Patrick C. Edwards	$29,194	$14,597	$(6,721)	$(24,591)	$84,571

(1)	These amounts deferred are included in the Summary Compensation Table in the Salary column for Fiscal 2022.

(2)	These amounts are included in the All Other Compensation column in the Summary Compensation Table for Fiscal 2022.

(3)	The amounts shown in this column are not reported as compensation in the Summary Compensation Table, as they do not represent above-market or preferential earnings on deferred compensation.

Non-Equity Based Compensation – Narrative Discussion

The Pension Benefits Table has been excluded, as we do not have a defined benefit plan. On February 24, 1994, our Board approved the Shoe Carnival Retirement Savings Plan. The primary savings mechanism is a 401(k) plan. Further information regarding the Shoe Carnival Retirement Savings Plan can be found in Note 12 of the Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

In fiscal 2000, we established a nonqualified deferred compensation plan for highly compensated employees who, due to Internal Revenue Service limitations, cannot defer an adequate level of replacement income for their retirement planning.

Features of the plan include:

•
On a calendar year basis, participants elect to defer, on a pre-tax basis, a specific portion of their base salary and/or bonus earned up to a maximum of $150,000 per calendar year.

•
Deferrals on a participant’s bonus are credited to the plan year in which the bonus was earned, which, in most cases, is the plan year preceding the year in which the bonus was paid. As a result, the amounts included in the “Executive Contributions in Last Fiscal Year” column in the Nonqualified Deferred Compensation table may exceed the maximum deferral amount per calendar year described in the preceding bullet point.

•
The compensation deferred under this plan is credited with earnings or losses on a daily basis and measured by the rate of return on investments elected by plan participants similar to those available under our 401(k) plan. These services are provided by a third-party provider.

•
While not required to, we can match a portion of the participant’s contributions, which are then subject to immediate, one-year or two-year vesting requirements depending on the length of service of the participant.

•
Benefits are paid to participants upon death, disability, retirement, financial hardship or termination of employment based on each participant’s pre-selected payout schedule.

•
Designated future in-service distributions may be taken two years after the year of deferral and must be requested a minimum of two years in advance. The amount of the distribution is restricted to the maximum of the actual deferral amount and vested employer match if elected for the specific year, adjusted by any investment gain or loss.

Termination and Change in Control Arrangements

We have entered into employment and noncompetition agreements with our Executives. Mr. Worden’s amended and restated agreement is dated October 1, 2021; Mr. Jackson’s agreement is dated December 11, 2008, and was amended on April 5, 2021; Mr. Scibetta’s agreement is dated December 4, 2012; Mr. Chilton’s agreement is dated April 4, 2021; and Mr. Edwards’ agreement is dated July 7, 2022. The agreement with each Executive, as amended, is similar in form and content; however, payments can vary by Executive and the nature of the termination. None of the agreements with our Executives obligate the Company to pay the Executives an excise tax gross-up payment upon a change in control.

The terms of the agreements for Mr. Jackson and Mr. Scibetta are through January 31, 2024; the term of Mr. Chilton’s agreement is through April 3, 2024; the term of Mr. Edwards’ agreement is through June 30, 2023; and the term of Mr. Worden’s agreement is through September 30, 2024 (such terms, including any extension, are referred to as the “Terms”). The agreements are subject to early termination as provided in the agreements. The agreements shall be renewed automatically for successive terms of one year each unless either party provides written notice of non-renewal to the other party not more than 90 days and not less than 30 days before the end of the then current Term for Mr. Jackson and Scibetta, and at least 30 days before the end of the then current Term for Mr. Worden, Mr. Chilton and Mr. Edwards. No such notification has been given by any party.

The agreements provide for an annual base salary and entitle the Executive to participate in the EICP, and in any successor plan adopted by us from time to time. Such Executives are also entitled to participate in any and all employee benefit plans. Under each of the agreements, employment will terminate upon death, and may be terminated by us upon the disability of such Executive, or by us for cause or without cause. Each such Executive may terminate employment voluntarily or with good reason.

Under the agreements with Mr. Worden, Mr. Chilton and Mr. Edwards, “cause” is defined as any one or more of the following actions by the respective Executive:

•
failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

•
embezzlement, misappropriation or fraud, whether or not related to his employment with us;

•
conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony or other crime involving moral turpitude;

•
engaging in dishonesty, illegal conduct or gross misconduct which is in each case injurious to us or our affiliates;

•
failure or refusal to comply with any lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom he reports, in the case of Mr. Chilton and Mr. Edwards, or in the case of Mr. Worden, of our Board;

•
material breach of any of his obligations under the agreement;

•
material breach of our policies;

•
use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation;

•
engaging in any conduct tending to bring us into public disgrace or disrepute; or

•
for Mr. Edwards only, failure to work on a full-time basis in fulfilling his employment duties, except for periods in which he is absent for scheduled vacations, or for sickness, injury or other authorized leaves of absence.

Under the agreements with Mr. Jackson and Mr. Scibetta, “cause” is defined as any one or more of the following actions by the respective Executive:

•
conviction for a felony or other crime involving moral turpitude;

•
engaging in illegal conduct or gross misconduct which is injurious to us;

•
engaging in any fraudulent or dishonest conduct in their dealings with, or on behalf of us;

•
failure or refusal to follow the lawful and reasonable instructions of our Chief Executive Officer, President, or other executive officer to whom such Executive reports, if such failure or refusal continues for a period of 10 days after we deliver to such Executive a written notice stating the instructions which such Executive has failed or refused to follow;

•
material breach of any of his obligations under the agreement;

•
material breach of our policies;

•
use of alcohol or drugs which interferes with the performance of his duties for us or which compromises our integrity or reputation; or

•
engaging in any conduct tending to bring us into public disgrace or disrepute.

In addition, “good reason” under the agreements with Messrs. Jackson, Scibetta, Chilton and Edwards is defined as the occurrence, without the Executive’s written consent, of a material reduction by us in the Executive’s base salary. “Good reason” also includes a material breach by the Company of the agreement for Mr. Edwards. “Good reason” under the agreement with Mr. Worden is defined as the occurrence, without Mr. Worden’s consent, of any one or more of the following: (a) a material reduction by us in his base salary; (b) our assignment to him of a position or duties that constitute a material, adverse diminution of his title, authority or duties (other than temporarily while he is unable to perform his duties because of a physical or mental injury or illness); (c) our relocation of his principal place of employment to a location that is more than thirty (30) miles from the Company office at which he was principally based immediately prior to such relocation; (d) the failure of any successor or assign to assume the obligations as set forth in the agreement; or (e) a material breach of the agreement by us.

The following tables set forth the estimated payments Messrs. Worden, Jackson, Scibetta, Chilton and Edwards would receive from us under each of the specific triggering events and assumes that the triggering event took place on January 28, 2023, the last day of our most recently completed fiscal year.

Mark Worden

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Cash severance (2)	$-	$2,868,750	$-	$3,825,000
Out-placement services (3)	-	10,000	-	10,000
Medical and dental benefits (4)	-	52,900	-	52,900
Equity awards, accelerated vesting (5) (6) (7)	1,936,633	1,335,172	-	2,751,949
Total	$1,936,633	$4,266,822	$-	$6,639,849

Kerry Jackson

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$352,000	$-	$-
Cash severance (2)	-	960,000	-	1,984,000
Out-placement services(3)	-	-	-	2,500
Medical and dental benefits (4)	-	88,200	-	88,200
Equity awards, accelerated vesting (5) (6) (7)	1,015,253	698,453	-	1,290,249
Total	$1,015,253	$2,098,653	$-	$3,364,949

Carl Scibetta

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$338,250	$-	$-
Cash severance (2)	-	922,500	-	1,906,500
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	52,900	-	52,900
Equity awards, accelerated vesting (5) (6) (7)	1,002,142	689,579	-	1,267,126
Total	$1,002,142	$2,003,229	$-	$3,229,026

Marc Chilton

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Bonus for year of separation (1)	$-	$264,000	$-	$-
Cash severance (2)	-	720,000	-	1,488,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	52,900	-	52,900
Equity awards, accelerated vesting (5) (6) (7)	692,425	173,738	-	899,228
Total	$692,425	$1,210,638	$-	$2,442,628

Patrick Edwards

Description of Payout and/or Accelerated Vesting	Death or Disability	Without Cause or by Employee for Good Reason	For Cause or by Employee Without Good Reason	Qualifying Termination Following a Change in Control
Cash severance (2)	$-	$250,000	$-	$375,000
Out-placement services (3)	-	-	-	2,500
Medical and dental benefits (4)	-	35,300	-	52,900
Equity awards, accelerated vesting (5) (6) (7)	264,752	65,896	-	340,614
Total	$264,752	$351,196	$-	$771,014

(1)

The bonus for year of separation would be paid in a lump sum within 30 days of termination in an amount equal to 55% of Messrs. Jackson’s, Scibetta’s and Chilton’s current base salary for the fiscal year in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days elapsed in such fiscal year through the termination date and the denominator of which is 365. In this table, the annual base salary is equivalent to the Executive's base salary as of January 28, 2023.

(2)

For Mr. Worden, the cash severance for termination without cause or by Mr. Worden for good reason would be paid in a lump sum within 30 days after a release agreement with the Company becomes effective in an amount equal to 150% of the sum of (i) his base salary at the highest rate in effect at any time during the 12 months immediately preceding his employment termination date, plus (ii) his targeted incentive bonus for the bonus year in which his employment termination date occurs. Following a change in control and upon a qualifying termination of Mr. Worden, the cash severance would be paid in a lump sum within 30 days after a release agreement with the Company becomes effective in an amount equal to 200% of the sum of (i) his base salary at the highest rate in effect at any time during the 12 months immediately preceding his employment termination date, plus (ii) his targeted incentive bonus for the bonus year in which his employment termination date occurs. In this table, the annual base salary is equivalent to the Executive's base salary as of January 28, 2023.

For Messrs. Jackson, Scibetta and Chilton, the cash severance for termination without cause or by the Executive for good reason would be paid in a lump sum within 30 days of termination in an amount equal to 150% of each Executive’s current base salary for the fiscal year in which the termination occurs. If within two years following a change in control, Mr. Jackson, Mr. Scibetta or Mr. Chilton is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days of termination in an amount equal to 310% of Mr. Jackson’s, Mr. Scibetta’s or Mr. Chilton’s current base salary for the fiscal year in which the qualifying termination occurs.

For Mr. Edwards, the cash severance for termination without cause or by the Executive for good reason would be paid in a lump sum within 30 days after a release agreement with the Company becomes effective in an amount equal to 100% of the Executive’s base salary at the highest rate in effect at any time during the six months immediately preceding his employment termination date. If within two years following a change in control, Mr. Edwards is terminated without cause or he terminates for good reason (a “qualifying termination”), a lump sum cash severance would be paid within 30 days after a release agreement with the Company becomes effective in an amount equal to 150% of Mr. Edwards’ base salary at the highest rate in effect at any time during the six months immediately preceding his employment termination date.

(3)

We will provide out-placement services at a cost not to exceed $2,500 in the event of a qualifying termination following a change in control for Messrs. Jackson, Scibetta, Chilton and Edwards. For Mr. Worden, we will provide out-placement services at a cost not to exceed $10,000 in the event of a qualifying termination following a change in control or in the event he is terminated by us without cause or by him for good reason.

(4)

Upon a termination without cause, by the Executive for good reason or a qualifying termination following a change in control, Messrs. Jackson, Scibetta and Chilton each would be paid in a lump sum within 30 days of termination and in the case of Mr. Worden, within 30 days after a release agreement with the Company becomes effective, an amount equal to 18 times the monthly COBRA premium rate. Mr. Jackson also would be paid in a lump sum within 30 days of termination an amount equal to any additional state and federal taxes he will incur as a result of the lump sum payment.

In the case of Mr. Edwards, within 30 days after a release agreement with the Company becomes effective, the Executive would be paid an amount equal to 12 times the monthly COBRA premium rate upon a termination without cause or by the Executive for good reason and an amount equal to 18 times the monthly COBRA premium rate upon a qualifying termination following a change in control.

Based on current healthcare benefits in place, the monthly COBRA premium rate for each of these Executives is calculated using the COBRA rate for a family.

(5)

The 2017 Equity Plan, under which our RSUs and PSUs outstanding on January 28, 2023 were issued, and certain applicable award agreements include a provision that upon death or disability, each Executive would be entitled to a ratable portion of his PSUs based on our actual performance, measured as of the later of the date the Compensation Committee determines the level of achievement of the performance goals for such PSUs and the date of his death or disability, as well as full, immediate vesting of all of his RSUs. In this example, the value was calculated by taking the sum of (i) the number of unvested PSUs determined to have been earned based on performance held by each Executive on January 28, 2023, multiplied by a fraction, the numerator of which is the number of full months elapsed between the effective date of the grant and January 28, 2023 and the denominator of which is the number of months in the vesting period; plus (ii) the number of unvested service-based RSUs held by each Executive on January 28, 2023, and then multiplying the result by $27.56, the closing price of our common stock on January 27, 2023.

(6)

The award agreements for the service-based RSUs granted to each Executive (other than Mr. Chilton and Mr. Edwards in Fiscal 2021 and Fiscal 2020) provide for the immediate vesting of any unvested RSUs upon a termination of the Executive without cause or by the Executive for good reason, in accordance with such Executive’s agreement. In this example, for the Executives (other than Mr. Chilton and Mr. Edwards), the value was calculated by multiplying $27.56, the closing price of our common stock on January 27, 2023, by the number of shares of service-based RSUs granted to such Executive that were unvested and held by such Executive on January 28, 2023. The service-based RSUs granted to Mr. Chilton and Mr. Edwards in Fiscal 2021 and Fiscal 2020 are forfeited upon termination without cause or by the Executive for good reason. For Mr. Chilton and Mr. Edwards, the value was calculated by multiplying $27.56, the closing price of our common stock on January 27, 2023, by the number of shares of service-based RSUs granted to such Executive in Fiscal 2022 that were unvested and held by such Executive on January 28, 2023. Any outstanding unvested PSUs are forfeited upon termination of any Executive without cause or by any Executive for good reason.

(7)

The award agreements for PSUs and service-based RSUs outstanding as of January 28, 2023 provide that if the PSUs and service-based RSUs are not continued, assumed or replaced in connection with a change in control, or upon a qualifying termination of the Executive following a change in control, such PSUs and service-based RSUs will fully vest. In this example, the value was calculated by multiplying $27.56, the closing price of our common stock on January 27, 2023, by the sum of the number of unvested RSUs and unvested PSUs held by each Executive on January 28, 2023.

Other factors material to the agreements and the 2017 Equity Plan are as follows:

•
The benefits granted to each Executive under the agreements and the 2017 Equity Plan are subject to certain employment and post-employment conditions. This includes, but is not limited to, the agreement by each Executive not to engage in (including being employed by, working for, consulting with or rendering services to) any competing business in a prohibited capacity for a period of one year, or 18 months in the case of Mr. Worden, following termination of the Executive’s employment under the agreements and to adhere to certain confidentiality terms and a one-year non-solicitation provision under the 2017 Equity Plan.

•
Notwithstanding any other provision of the agreements, upon termination of employment for any reason, the Executive shall be entitled to receive all base salary earned but unpaid and all other payments and benefits accrued before the termination date.

Pay Versus Performance Compensation Table

For Fiscal 2022, Fiscal 2021, and Fiscal 2020, the following table sets forth a comparison of amounts disclosed in the Summary Compensation Table (“SCT”) for our Executives to the total compensation actually paid (“CAP”) to our Executives, calculated in accordance with the SEC’s guidelines, and a comparison of the Company’s total shareholder return (“TSR”) to a peer group TSR and certain other financial performance metrics.

Year	SCT total in year holding PEO Office (Worden) (1)	CAP in year holding PEO Office (Worden) (1)	SCT total in year holding PEO Office (Sifford) (1)	CAP in year holding PEO Office (Sifford) (1)	Average SCT total for non-PEO named executive officers (2)	Average CAP to non-PEO named executive officers (2)	Value of initial fixed $100 investment based on:		Net Income (In Millions)	Diluted Net Income per Share (4)
							Our TSR	Peer group TSR (3)
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$4,007,544	$3,633,987	$ N/A	N/A	$1,377,243	$1,200,218	$158	$123	$110.1	$3.96
2021	$2,181,767	$3,084,893	$1,850,691	$2,549,441	$1,224,336	$1,563,415	$187	$145	$154.9	$5.42
2020	N/A	N/A	$1,558,095	$1,701,732	$1,034,246	$1,258,067	$132	$138	$16.0	$0.56

The charts that follow set forth the calculation of CAP for each PEO and non-PEO Executive in each year presented in the above table. As noted in the “Compensation Discussion and Analysis” section of this proxy statement beginning on page 19, in the years presented, we did not issue any stock options, no equity awards granted to such Executives vested in their year of grant, all performance-based equity awards were earned at greater than the target level of performance, and no Executives received any pension benefits.

(1)
On March 18, 2021, the Board unanimously elected Mr. Worden as our next President and Chief Executive Officer and our principal executive officer (“PEO”), effective September 30, 2021. Mr. Worden succeeded Mr. Sifford, who stepped down as our Chief Executive Officer effective September 30, 2021 and continues to serve in the role of Vice Chairman of the Board.

The following chart reconciles the total compensation set forth in the SCT to the CAP for each Executive for the year in which he served as our PEO. In Fiscal 2021, the year of transition, the table above and information that follows reflect the total compensation set forth in the SCT and the CAP for the full fiscal year for both Executives.

	Mr. Worden		Mr. Sifford
	2022	2021	2021	2020
SCT - Total	$4,007,544	$2,181,767	$1,850,691	$1,558,095
Less: Grant Date Fair Value of Current Year Awards	(1,950,900)	(639,683)	(426,436)	(241,463)
Add: Fair Value of Unvested Current Year Awards	1,842,634	883,886	589,235	822,795
Add: Fair Value of Unvested Prior Year Awards	909,315	925,649	1,157,061	636,480
Less: Prior Year Fair Value of Unvested Prior Year Awards	(1,090,122)	(658,236)	(822,795)	(485,724)
Add: Value at Vest of Prior Year Awards Vesting in Current Year	634,929	1,313,971	838,165	820,560
Less: Prior Year Fair Value of Awards Vesting in Current Year	(719,413)	(922,461)	(636,480)	(1,409,011)
CAP	$3,633,987	$3,084,893	$2,549,441	$1,701,732

(2)

The following charts reconcile total compensation set forth in the SCT to the CAP for each Executive other than an Executive who served as our PEO in each of the last three fiscal years and the average CAP for each of the last three years for such Executives.

Fiscal 2022	Mr. Jackson	Mr. Scibetta	Mr. Chilton	Mr. Edwards	Average
SCT-Total	$1,832,171	$1,744,517	$1,383,640	$548,643	$1,377,243
Less: Grant Date Fair Value of Current Year Awards	(631,020)	(606,360)	(473,250)	(179,310)	(472,485)
Add: Fair Value of Unvested Current Year Awards	596,013	572,724	446,996	169,356	446,272
Add: Fair Value of Unvested Prior Year Awards	694,236	694,402	452,232	171,258	503,032
Less: Prior Year Fair Value of Unvested Prior Year Awards	(832,278)	(832,476)	(542,153)	(205,311)	(603,055)
Add: Value at Vest of Prior Year Awards Vesting in Current Year	487,643	487,643	283,027	137,504	348,954
Less: Prior Year Fair Value of Awards Vesting in Current Year	(552,462)	(552,528)	(320,686)	(173,295)	(399,743)
CAP	$1,594,303	$1,507,922	$1,229,806	$468,845	$1,200,218

Fiscal 2021	Mr. Jackson	Mr. Scibetta	Mr. Chilton	Mr. Edwards	Mr. Baker	Average
SCT-Total	$1,711,217	$1,650,551	$1,254,260	$451,168	$1,054,486	$1,224,336
Less: Grant Date Fair Value of Current Year Awards	(499,922)	(499,922)	(389,977)	(93,817)	-	(296,728)
Add: Fair Value of Unvested Current Year Awards	690,767	690,767	538,849	127,369	-	409,550
Add: Fair Value of Unvested Prior Year Awards	693,972	694,236	323,990	251,236	-	392,687
Less: Prior Year Fair Value of Unvested Prior Year Awards	(493,489)	(493,677)	(230,392)	(178,656)	-	(279,243)
Add: Value at Vest of Prior Year Awards Vesting in Current Year	539,346	472,392	193,375	66,100	1,107,374	475,717
Less: Prior Year Fair Value of Awards Vesting in Current Year	(409,565)	(358,722)	(146,844)	(46,990)	(852,399)	(362,904)
CAP	$2,232,326	$2,155,625	$1,543,261	$576,410	$1,309,461	$1,563,415

Fiscal 2020	Mr. Jackson	Mr. Scibetta	Mr. Worden	Mr. Baker	Average
SCT-Total	$1,034,330	$947,028	$1,172,429	$983,195	$1,034,246
Less: Grant Date Fair Value of Current Year Awards	(144,822)	(144,878)	(193,170)	(144,878)	(156,937)
Add: Fair Value of Unvested Current Year Awards	493,489	493,677	658,236	493,677	534,770
Add: Fair Value of Unvested Prior Year Awards	409,565	358,722	922,461	358,722	512,368
Less: Prior Year Fair Value of Unvested Prior Year Awards	(312,556)	(273,755)	(703,968)	(273,755)	(391,009)
Add: Value at Vest of Prior Year Awards Vesting in Current Year	526,036	438,369	130,768	438,369	383,386
Less: Prior Year Fair Value of Awards Vesting in Current Year	(903,349)	(752,952)	(225,775)	(752,952)	(658,757)
CAP	$1,102,693	$1,066,211	$1,760,981	$1,102,378	$1,258,067

(3)
The selected peer group is the Nasdaq US Benchmark Retail TR I- Ticker: NQUSB4040T. This benchmark index has historically been the peer group used in our TSR performance graph included in our annual report to shareholders, including the annual report to shareholders for the fiscal year ended January 28, 2023.
(4)
Diluted Net Income per Share, which was the performance measure utilized for our PSUs granted in Fiscal 2022, was selected as our most important financial measure. PSUs comprise the largest portion of Mr. Worden’s Fiscal 2022 target salary (Base salary 22%, EICP 28%, PSUs 30%, and RSUs 20%) and was approximately 22% of the total compensation of our other named executive officers in Fiscal 2022 at a target level of performance.

Comparison of CAP to Company TSR

CAP VS. COMPANY TSR
CAP (In Thousands)
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
TSR- Value of Initial Fixed $100 Investment
$200
$150
$100
$50
$-
$132
$187
$158
$1,702
$1,258
$3,085
$1,563
$3,634
$1,200
2020
2021
2022
PEO CAP (1)
Avg. Non-PEO CAP
Co. TSR

(1)
PEO CAP is Mr. Sifford’s CAP in Fiscal 2020 and Mr. Worden’s CAP in Fiscal 2021 and Fiscal 2022.

Over the three years presented in the Pay Versus Performance Compensation Table, an initial $100 investment at the beginning of this period would be worth $158 at the end of the period, a 58% return. Over this same period, the CAP to our PEO increased 113% and the average CAP to our non-PEO Executives has decreased 5%. The primary factors impacting CAP are the approach taken on compensation in Fiscal 2020, as impacted by the COVID-19 pandemic, the mix of Executives in each year, and stock price volatility.

•
The total compensation reported in the SCT for Mr. Sifford, our former PEO, was $1.6 million in Fiscal 2020 compared to $2.4 million in Fiscal 2019 and $2.6 million in Fiscal 2018. Mr. Sifford’s total compensation disclosed in the SCT in Fiscal 2020 was lower than this historical trend due to the impact the COVID-19 pandemic had on our business and the approach taken by the Compensation Committee on compensation in that year, especially regarding short-term cash incentives and long-term equity-based incentives. Had Mr. Sifford’s total compensation disclosed in the SCT in Fiscal 2020 been more consistent with the two previous years, the CAP to our PEO would have increased by a smaller amount over this three-year period.

•
With respect to the changing mix of Executives impacting CAP, our non-PEO Executives included Mr. Worden and Mr. Baker in Fiscal 2020 and includes Mr. Chilton and Mr. Edwards in Fiscal 2022. The CAP to Mr. Worden and Mr. Baker in Fiscal 2020 totaled $2.9 million; the CAP to Mr. Chilton and Mr. Edwards in Fiscal 2022 totaled $1.7 million.

•
During Fiscal 2020, our stock price increased 31% ($17.93 to $23.50), during Fiscal 2021, our stock price increased 41% ($23.50 to $33.04), and during Fiscal 2022 our stock price decreased 17% ($33.04 to $27.56). Based on the level of equity-based compensation held by our Executives, this volatility had a significant impact on CAP in these years.

In Fiscal 2022 compared to Fiscal 2021, the total CAP to all Executives identified in the SCT decreased 37%, as impacted by an 18% increase in the CAP to Mr. Worden, a 26% decrease in the total CAP to the other Executives, and the removal of Mr. Sifford and Mr. Baker from the SCT in Fiscal 2022. Our TSR decreased $29, or 33%, in Fiscal 2022 (a $58 total return by the end of Fiscal 2022 compared to an $87 return at the end of Fiscal 2021). The increase in Mr. Worden’s CAP in Fiscal 2022 was primarily due to his in-year promotion to PEO in Fiscal 2021 and the peer group compensation analysis performed by the Compensation Committee’s compensation consultant, Pearl Meyer, in connection with setting Fiscal 2022 Executive compensation.

In Fiscal 2021 compared to Fiscal 2020, the total CAP to all Executives increased 100% (75% for Mr. Worden, 50% for Mr. Sifford and 139% for the other Executives) compared to Fiscal 2020. Our TSR in Fiscal 2021 increased $55, or 172% (an $87 return at the end of Fiscal 2021 compared to a $32 return at the end of Fiscal 2020). In Fiscal 2021, Mr. Baker’s employment with us ended. Pursuant to agreements that were in effect and/or executed at the time of his planned departure, he was paid $925,699, which increased the CAP to non-PEO Executives in that year.

Comparison of CAP to Net Income and Diluted Net Income per Share

Our Net Income and Diluted Net Income per Share have increased substantially over these periods given that the base year, Fiscal 2020, was significantly impacted by the COVID-19 pandemic and the temporary closure of our physical stores in that year.

In Fiscal 2022 compared to Fiscal 2021, Net Income and Diluted Net Income per Share decreased 29% and 27%, respectively, and the CAP for all Executives decreased 37%. Our financial results set all-time records in Fiscal 2021 and Fiscal 2022 was only surpassed by the record results in Fiscal 2021.

Net Income and Diluted Net Income per Share had substantial increases of over 850% in Fiscal 2021 compared to Fiscal 2020, while the total CAP to all Executives increased 100% over the same period.

Comparison of Company TSR to Peer Group TSR (Nasdaq U.S. Benchmark Retail TR I- Ticker: NQUSB4040T)

Over this three-year period, the value of an initial $100 fixed investment in our stock would be worth $158 at the end of the period, compared to a $123 value for an investment in the peer group. The $35 of increased return includes a 33% decrease in our TSR in Fiscal 2022 compared to Fiscal 2021 ($58 of return at the end of Fiscal 2022 compared to $87 at the end of Fiscal 2021) and a peer group decrease of 49% (a $23 return at the end of Fiscal 2022 compared to a $45 return at the end of Fiscal 2021). Over this three-year period of above peer group performance, our EICP and PSUs achieved just above target performance in Fiscal 2022 and maximum performance in Fiscal 2021.

In Fiscal 2021 compared to Fiscal 2020, our TSR increased approximately 8 times the increase in TSR of our peer group. We believe our response to the pandemic where we re-opened stores quickly, maintained vendor relationships, and increased the use of customer relationship management tools allowed for us to grow market share compared to the broader index.

Our TSR lagged the peer group in Fiscal 2020. We believe this was due to the impact of COVID-19 on our business compared to our peer group, which contains essential retail businesses that were not forced to close physical stores during the pandemic and other retailers with a more established on-line presence.

Tabular Presentation of Our Most Important Performance Measures

The four items listed below represent the most important performance metrics we used to determine CAP for Fiscal 2022, as further described in our Compensation Discussion and Analysis within the sections titled “Compensation Program Components, Why Each Component is Chosen, How Each Component Relates to Our Compensation Philosophy and Objectives and Fiscal 2022 Outcomes ― Annual Cash Incentives under the EICP” and “―Long-Term Equity-Based Incentives under the 2017 Equity Plan.”

Most Important Performance Measures
● Diluted Net Income per Share
● Operating Income
● Net Sales
● Comparable store sales

Diluted Net Income per Share is the single performance measure for PSUs issued in Fiscal 2022 and Fiscal 2021. Operating Income is the single performance measure for our EICP in each of the last three fiscal years. Net Sales and comparable store sales are two of our most important financial performance measures that drive both Diluted Net Income per Share and Operating Income.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mark J. Worden, our Chief Executive Officer (our “CEO”).

For Fiscal 2022, our last completed fiscal year:

•
the median of the annual total compensation of all employees of our Company (other than our CEO) was $17,657; and
•
the annual total compensation of our CEO, as reported in the Summary Compensation Table was $4,007,544.

Based on this information, for Fiscal 2022, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 227:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K.

We identified our median employee based on the total taxable compensation during calendar year 2022 of 5,591 members of our workforce, including full-time, part-time, temporary and seasonal employees, other than our CEO, who were employed on December 24, 2022. The date selected aligns with the period for which total taxable compensation used to identify our median employee was calculated.

For purposes of determining the total taxable compensation for each employee, we included the amount of base salary or wages the employee received during the calendar year, the amount of any cash incentives paid to the employee in that year (which includes annual cash incentives that are generally paid in March for performance during the prior fiscal year) and the value of any equity grants that vested during the year based on the value of the shares on the date of vesting. We did not include any adjustments for the value of benefits provided, but we did annualize the pay for any full-time or part-time employees who were employed by us for only part of the year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our Executives for purposes of the Summary Compensation Table. The total compensation of our median employee, a part-time store lead, was determined to be $17,657. This total compensation amount for our median employee was then compared to the total compensation of our CEO. Our method for identifying the median employee was unchanged from Fiscal 2021.

The pay ratio was calculated in accordance with SEC rules based upon our reasonable judgment and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratio. Accordingly, the pay ratio disclosed by other companies may not be comparable to our pay ratio as disclosed above.

Supplemental Pay Ratio

Because of the nature of our business in the retail industry, many part-time, temporary and seasonal employees are hired for very short amounts of time during our peak sales periods. The SEC rules do not allow for companies to annualize the compensation paid to temporary or seasonal employees or to make a full-time equivalent adjustment for part-time employees. As of December 24, 2022, approximately 53% of the members of our workforce were part-time, temporary or seasonal employees. As a result, we believe that measuring the compensation paid to our median full-time employee more accurately reflects our pay practices relative to the compensation of our CEO. Excluding all part-time, temporary and seasonal employees, we had 2,600 full-time employees as of December 24, 2022. Using the same methodology described above, we identified our median full-time employee for Fiscal 2022. The total annual compensation of our median full-time employee was $35,700 for Fiscal 2022. Based on this information, for Fiscal 2022, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median full-time employee was 112:1.

DIRECTOR COMPENSATION

Non-Employee Directors

Our non-employee directors receive the following:

Annual Cash Retainer	$70,000
Annual Committee Chair Cash Retainer
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Governance Committee	$7,500
Annual Committee Member Cash Retainer (including Chairs)
• Audit Committee	$10,000
• Compensation Committee	$7,500
• Nominating and Governance Committee	$5,000
Annual Lead Independent Director Cash Retainer	$15,000

All amounts paid to our non-employee directors are paid on a calendar quarter basis in arrears. No separate fees are paid to our non-employee directors for attendance at Board or Committee meetings. In addition to these cash payments, our non-employee directors received restricted shares valued at approximately $80,000 as of the date of grant under the 2017 Equity Plan. These restricted shares are generally granted on the date of the annual meeting of shareholders. The restrictions on the shares will lapse on January 2nd of the year following the year in which the grant was made.

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with meetings of the Board. No director who is our officer or employee receives compensation for services rendered as a director.

The following table sets forth information with respect to non-employee director compensation paid during the fiscal year ended January 28, 2023.

Name (1)	Fees Earned or Paid in Cash	Stock Awards (2)	All Other Compensation (3)	Total
James A. Aschleman	$102,500	$80,006	$597	$183,103
Andrea R. Guthrie	$98,917	$80,006	$597	$179,520
Kent A. Kleeberger (4)	$25,313	$-	$-	$25,313
Diane Randolph	$81,688	$80,006	$597	$162,291
Charles B. Tomm	$114,250	$80,006	$597	$194,853

(1)

Information on our non-employee directors can be found in “Proposal No. 1 Election of Directors ― Nominee and Director Information” as well as in the section “Information Regarding the Board of Directors and Committees.”

(2)

Amounts reflect the aggregate grant date fair value of restricted stock awards computed in accordance with ASC 718. Disclosure of the relevant assumptions related to the valuation of awards is provided in Note 13 to the Notes to Consolidated Financial Statements as contained in Part II, Item 8 of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023.

(3)	The amounts in this column represent cash dividends paid to our non-employee directors on the shares of unvested restricted stock that they held on the record date for each such dividend.

(4)

Mr. Kleeberger was a director of the Company beginning in 2003. During his tenure on the Board, he had served as Lead Independent Director, Chair of the Audit Committee, and a member of the Compensation Committee and Nominating and Corporate Governance Committee. Mr. Kleeberger passed away in March 2022.

Each non-employee director then in office was awarded 3,317 shares of restricted stock under the 2017 Equity Plan on June 23, 2022, with a grant date fair value of $80,006 based on the closing market price of our common stock on that day and those shares vested on January 2, 2023. As of January 28, 2023, no shares of restricted stock were held by any of our non-employee directors.

Stock Ownership Guidelines for Non-Employee Directors

We believe the stock ownership guidelines further serve to align the interests of our non-employee directors with those of our shareholders.

Under our stock ownership guidelines, which were adopted by our Board effective in June 2013 and amended by our Board in March 2017 and March 2021, our non-employee directors are required to own shares valued at five times their annual Board cash retainer. For the purposes of these guidelines, shares directly owned without any restrictions and shares owned directly by members of a non-employee director’s immediate family who share the same household or any trust for the benefit of a non-employee director’s immediate family members count toward ownership requirements.

Unless otherwise determined by the Compensation Committee, until a non-employee director has reached his or her ownership requirement, he or she must retain 50% of the net-after tax shares received upon the exercise, vesting or settlement of any form of equity-based compensation award.

The value of stock holdings is determined based on the average daily closing price of our common stock during the 30-day period ending on the date of the valuation determination. The Compensation Committee is responsible for monitoring the application of the stock ownership guidelines and evaluating whether each non-employee director has met his or her ownership goal annually. The Compensation Committee reviewed the current ownership valuation for each of our non-employee directors at its March 2023 meeting, using a valuation date of January 28, 2023, our Fiscal 2022 year end. Of our current non-employee directors, Ms. Guthrie and Messrs. Aschleman and Tomm met the ownership requirements, as amended, as of that valuation date.

Employee Directors

J. Wayne Weaver

On January 15, 1993, we entered into a noncompetition agreement with Mr. Weaver. As long as Mr. Weaver is our executive officer or director, he may not engage directly or indirectly through any other company or entity in the retail shoe business without the prior approval of our Audit Committee. Effective February 1, 1993, Mr. Weaver became our employee at an annual salary of $300,000 and is reimbursed for all travel expenses related to performing his duties as Chairman of the Board. Although Mr. Weaver will continue to be involved in other business activities and will not devote his full time to the Company, he will devote such time to the Company as he deems necessary or appropriate to perform his duties as Chairman of the Board.

Clifton E. Sifford

The following table sets forth information with respect to compensation paid to Mr. Sifford during the fiscal year ended January 28, 2023:

Name	Annual Salary (1)	Stock Awards (2)	All Other Compensation (3)	Total
Clifton E. Sifford	$185,484	$150,002	$8,871	$344,267

(1)

On September 30, 2021, we entered into a letter agreement with Mr. Sifford (the “Letter Agreement”). Pursuant to the Letter Agreement, Mr. Sifford is employed as Executive Vice Chairman of the Board and his employment is on an at-will basis, meaning either he or the Company may terminate the employment relationship at any time without advance notice and for any or no reason. For his service, Mr. Sifford’s annual compensation is $300,000, of which $150,000 is paid in cash and $150,000 is paid in the form of an equity award granted under the 2017 Equity Plan on the date of the annual shareholders’ meeting. Mr. Sifford is also due a monthly stipend of $2,957. In Fiscal 2022, amounts paid to him in cash totaled $185,484.

(2)

Amount reflects the grant date fair value of Mr. Sifford’s restricted stock award computed in accordance with ASC 718 and based on the closing market price of our common stock on the grant date. Mr. Sifford was awarded 6,219 shares of restricted stock under the 2017 Equity Plan on June 23, 2022. The restrictions on this restricted stock award lapsed on January 2, 2023.

(3)

The amount in this column includes (a) cash dividends paid to Mr. Sifford on the shares of unvested restricted stock granted to him on June 23, 2022 and that he held on the record date for each such dividend; and (b) cash dividend equivalents subject to forfeiture that were paid to Mr. Sifford upon the vesting of PSUs and RSUs granted to him when he was our Chief Executive Officer.

The Letter Agreement does not provide for any payments upon Mr. Sifford’s termination or upon a change in control, but does contain non-competition, non-solicitation and non-disparagement provisions to which Mr. Sifford is subject during the term of the Letter Agreement and for 12 months after the termination of his employment with the Company for any reason, as well as customary confidentiality provisions.

As of April 10, 2023, Mr. Sifford held 1,252 RSUs that were granted to him when he was serving as our Chief Executive Officer, which RSUs will vest upon a termination of his employment due to his death or disability, by the Company without cause or by Mr. Sifford for good reason.

Mark J. Worden

The compensation paid during Fiscal 2022 to our President and Chief Executive Officer and director, Mark J. Worden, is included in the Summary Compensation Table.

PROPOSAL NO. 4
APPROVAL OF THE SHOE CARNIVAL, INC.
AMENDED AND RESTATED 2017 EQUITY INCENTIVE PLAN

Introduction

We are asking our shareholders to approve an amendment and restatement of the Shoe Carnival, Inc. 2017 Equity Incentive Plan (the “2017 Equity Plan”) to increase the number of shares of our common stock (“shares”) reserved for issuance under the 2017 Equity Plan by an additional 1,800,000 shares, extend the term of the 2017 Equity Plan, and make design changes to the 2017 Equity Plan.

The 2017 Equity Plan became effective on June 13, 2017. On June 21, 2021, our Board authorized a two-for-one stock split (the “Stock Split”). Pursuant to the provisions of the 2017 Equity Plan, in connection with, and to give effect to, the Stock Split, the Compensation Committee (the “Committee”) equitably adjusted the number of shares of our common stock that were reserved and remained available for issuance under the 2017 Equity Plan and the number of shares subject to each outstanding and unvested award granted under the 2017 Equity Plan.

As of April 10, 2023, following the annual grants made in March 2023, there were 89,479 shares remaining available for future grants. The number of available shares was calculated assuming that outstanding and unearned performance-based awards vest at the maximum level of performance. Because of the importance of providing competitive levels of equity-based compensation to our employees, and in light of our pattern of share usage during recent years, the shares remaining under the 2017 Equity Plan are insufficient to continue making awards.

As a result, on April 11, 2023, the Board approved and is recommending to our shareholders for their approval, an amendment and restatement of the 2017 Equity Plan (the “Restated Plan”). In addition to increasing the number of shares available under the 2017 Equity Plan, the Restated Plan proposes to, among other things:

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Provide that the full Board will be the plan administrator with respect to awards granted to non-employee directors.
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Extend the term of the 2017 Equity Plan to the date that is 10 years from the date of shareholder approval of the Restated Plan.
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Revise the definition of “good reason”, including to address the relocation from the office to remote work.
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Increase the non-employee director annual compensation limit from $400,000 to $500,000.
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Remove and delete certain references to Section 162(m) of the Internal Revenue Code and corresponding performance-based compensation award limits.

While we have not issued stock options or stock appreciation rights (“SARs” or “SAR awards”) to our Executives or Board members since 2008, the Restated Plan still provides for the flexibility to issue these award types, and the proposed Restated Plan would make the following changes, among others, for stock option and SAR awards:

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Change the limit on the number of incentive stock options which may be granted under the Restated Plan to be the same as the total number of shares available for issuance under the plan.
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Restrict the methods of payment of the exercise price for stock options granted to directors and Section 16 officers, to avoid loans or extensions of credit to directors and executive officers.
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Remove and delete certain references to Section 162(m) of the Internal Revenue Code and corresponding option and SAR award limits.
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Remove the clawback and forfeiture provisions on options and SARs in the event of a participant’s voluntary resignation.

A copy of the Restated Plan included in this proxy statement as Appendix A is marked to show all of the proposed amendments to the plan.

Our continuing ability to offer equity incentive awards under the 2017 Equity Plan is critical to our ability to attract, motivate and retain qualified personnel, particularly as we grow and in light of the highly competitive market for employee talent in which we operate. If shareholders approve this proposal, the Restated Plan will become effective as of the date of shareholder approval. If shareholders do not approve this proposal, the Restated Plan described in this proposal will not take effect and our 2017 Equity Plan will continue to be administered in its current form. However, as described above, without the share increase proposed above, the shares that remain available for issuance under the 2017 Equity Plan will not be sufficient for us to be able to achieve our goals of attracting, motivating and retaining our employees through grants of equity awards.

Factors Considered in Increasing the Size of the Restated Plan Share Reserve

In determining the amount of the share reserve for the Restated Plan, our Committee considered a number of factors, including the following:

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Importance of long-term equity incentives. Long-term equity incentives play a critical role in our executive compensation program, motivating our executives to make decisions that focus on long-term shareholder value creation, aligning executives’ interests with the interests of shareholders and serving as an effective retention device. Our ability to continue to provide a competitive level of long-term equity incentives is very important to us.

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Current and projected dilution. As of April 10, 2023, the 89,479 shares available for future awards under the 2017 Equity Plan represented approximately 0.3% of the 27,335,595 shares of our common stock outstanding on such date. The additional 1,800,000 shares proposed to be available for issuance upon the approval of the Restated Plan would increase the dilution percentage to approximately 6.9%.

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Our three-year equity award issuance rate (“burn rate”). Our burn rate measures our usage of shares for the 2017 Equity Plan as a percentage of our outstanding common stock. Our annual March long-term incentive equity grants (measured, for performance-based awards, at the target level of performance) have been, as a percentage of our then-outstanding shares, equal to 1.0% in Fiscal 2020, 0.8% in Fiscal 2021, 1.0% in Fiscal 2022 and 1.2% in Fiscal 2023. We also issue shares under the 2017 Equity Plan to our non-employee directors and to the Vice Chairman of our Board in June of each year. Moreover, we have, in past years, issued off-cycle equity awards as inducements to attract new employees and to incentivize current employees. Our overall annual 2017 Equity Plan share issuances, net of cancellations and forfeitures, divided by the average number of our shares of common stock outstanding was 1.0% in Fiscal 2020, 0.7% in Fiscal 2021, and 1.1% in Fiscal 2022, for an average rate over this three-year period of 0.9%. We currently estimate that this rate will be approximately 1.3% for Fiscal 2023.

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Estimated duration of shares available for issuance under the 2017 Equity Plan. On the basis of our historical practice, we expect that the 1,800,000 increase in shares, when combined with those currently available under the 2017 Equity Plan, would be sufficient for equity awards for the remainder of Fiscal 2023 and for five fiscal years thereafter, measured at the target level of performance for performance-based awards.

Expectations regarding future share usage under the Restated Plan are based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the Restated Plan reserve through forfeitures, cancellations and cash settlement of awards, the level at which performance-based awards pay out, and our future stock price performance. While the Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Shareholder Approval

Shareholder approval of the Restated Plan is necessary in order to satisfy the shareholder approval requirements of Nasdaq. If the Restated Plan is not approved by our shareholders, the current 2017 Equity Plan will remain in effect, and we will remain subject to the existing share reserve under the 2017 Equity Plan.

Key Compensation Practices

The 2017 Equity Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:

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Dividends, distributions and dividend equivalents payable only on vested awards. The 2017 Equity Plan provides that any dividends, distributions or dividend equivalents payable with respect to the shares of our common stock that are subject to an award will be subject to the same restrictions and risk of forfeiture as the award and will only be paid if the vesting provisions of an award are met.
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No evergreen provision. There is no “evergreen” or automatic replenishment provision pursuant to which the shares authorized for issuance under the 2017 Equity Plan are automatically replenished.
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No automatic grants. The 2017 Equity Plan does not provide for automatic grants to any participant.
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Limited definition of “change in control.” No change in control would be triggered by shareholder approval of a business combination transaction, the announcement or commencement of a tender offer or any Board assessment that a change in control is imminent.
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No liberal share recycling provisions. We may not add back to the 2017 Equity Plan’s share reserve shares that are (i) delivered or withheld to satisfy a tax withholding obligation in connection with any form of award or to pay the exercise price of an option award, or (ii) repurchased using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise.
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No repricing of underwater options or SARs without shareholder approval. The 2017 Equity Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or SARs when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.
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No discounted option or SAR grants. The 2017 Equity Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards,” as described below).

Description of the Restated Plan

The major features of the Restated Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Restated Plan, which is attached to this proxy statement as Appendix A.

Purpose of the 2017 Equity Plan. The 2017 Equity Plan is intended to advance our interests and the interests of our shareholders by enabling us to attract and retain the best available personnel for positions of responsibility, to provide additional incentives to them and to align their interests with those of our shareholders and thereby promote our long-term business success.

Eligible Participants. All employees, consultants and advisors of the Company or any subsidiary, as well as all of our non-employee directors, are eligible to receive awards under the 2017 Equity Plan. As of April 10, 2023, there were 5,390 employees, four non-employee directors, and an indeterminate number of consultants and advisors who would be eligible to receive awards under the 2017 Equity Plan. Although not necessarily indicative of future grants under the 2017 Equity Plan, 43 of our eligible employees and all of our non-employee directors were granted awards under the 2017 Equity Plan in Fiscal 2022.

Types of Awards. The 2017 Equity Plan permits us to award stock units, restricted stock, stock options, SARs, and other stock-based awards to eligible recipients. Awards other than options and SARs are sometimes referred to as “full value awards.”

Administration. The 2017 Equity Plan is administered by the Committee. The Committee must consist of two or more non-employee directors, and each member of the Committee must be independent under the Nasdaq rules and a “non-employee director” under Rule 16b-3 of the Exchange Act. The Restated Plan provides that the full Board will administrator the plan with respect to awards granted to non-employee directors.

To the extent consistent with applicable law and stock exchange rules, the Committee may delegate all or any portion of its authority under the 2017 Equity Plan to any one or more of its members, to one or more of our executive officers or directors with respect to awards to participants who are not themselves our directors or executive officers or, in connection with non-discretionary administrative duties, to such other persons as it deems advisable.

The Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, the terms, conditions, performance criteria, restrictions and other provisions of the awards and the manner in which awards are paid or settled. The Committee may also adopt sub-plans or special provisions applicable to awards, establish, amend or rescind rules to administer the 2017 Equity Plan, interpret the 2017 Equity Plan and any related award or agreement, reconcile any inconsistency, correct any defect or supply any omission in the 2017 Equity Plan or any award agreement, cancel or suspend an award, accelerate the vesting or extend the exercisability of an award, and otherwise amend the terms of outstanding awards to the extent permitted under the 2017 Equity Plan. The Committee’s interpretation of the 2017 Equity Plan and of any award or agreement and its actions and decisions concerning the 2017 Equity Plan are final and binding on all parties. Unless an amendment to the terms and conditions of an award is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy, the Committee may not amend the terms of an outstanding award without the participant’s consent if the amendment would materially impair the rights of the participant.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2017 Equity Plan prohibits the Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award and granting in exchange replacement options or SARs having a lower exercise price, or canceling an underwater option or SAR award in exchange for cash, other property, or a full value award.

Available Shares and Limitations on Awards. If the Restated Plan is approved by shareholders, the total number of shares which may be issued under the plan would be increased by 1,800,000 shares. Subject to adjustment in the event of specified capitalization events, the total number of shares of our common stock that would be authorized and available for issuance pursuant to awards granted under the Restated Plan would be 3,470,398 as of the date the Restated Plan is approved by the Company’s shareholders. The maximum number of incentive stock options which may be granted under the Restated Plan would be the same as the total number of shares available under the plan.

In determining the number of shares to be counted against the share reserve in connection with any award, the following rules apply: (i) awards for which the number of shares is variable on the grant date will be counted against the reserve using the maximum number of shares that could be received pursuant to such award until such time as it can be determined that only a lesser number of shares could be earned or received; (ii) awards granted in tandem such that the exercise of one award cancels at least an equal number of shares of the other will be counted against the reserve based on the largest number of shares that could be counted against the reserve under either of the awards; and (iii) awards that will be settled solely in cash will not be counted against the share reserve (nor will they reduce the shares authorized for grant to a participant in a calendar year).

The aggregate grant date fair value of all awards granted during any calendar year to any non-employee director, together with the amount of any cash fees or retainers paid to such non-employee director during the calendar year with respect to his or her service as a non-employee director (in each case excluding any supplemental awards granted or cash fees or retainers paid to a non-employee director with respect to his or her service as the Chairman of the Board), may not exceed $500,000 under the Restated Plan.

The shares of our common stock issued under the 2017 Equity Plan may come from authorized and unissued shares or issued shares reacquired and held as treasury shares.

Any shares of our common stock subject to an award under the 2017 Equity Plan that expires, is cancelled or forfeited, or is settled for cash will, to the extent of such cancellation, forfeiture, expiration or cash settlement, automatically become available for future awards under the 2017 Equity Plan. However, any shares tendered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards under the 2017 Equity Plan. Each share of common stock that again becomes available for awards will correspondingly increase the share reserve by the same number of shares by which the share reserve was decreased upon the grant of the applicable award.

Awards granted or shares of our common stock issued under the 2017 Equity Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combine (referred to as “substitute awards”) will not reduce the share reserve under the 2017 Equity Plan nor will they reduce the shares authorized for grant to a participant in a calendar year. Additionally, if a company acquired by us or any of our subsidiaries or with which we or any of our subsidiaries combine has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the unused shares under that pre-existing plan may be used for awards under the 2017 Equity Plan and will not reduce the share reserve under the 2017 Equity Plan, but only if the awards are made to individuals who were not employed by us or any of our subsidiaries, and were not non-employee directors of ours, immediately prior to such acquisition or combination.

Dividends, distributions and dividend equivalents. Any dividends or distributions payable with respect to restricted shares are subject to the same restrictions and risk of forfeiture as the restricted shares and will only be paid upon the vesting of the restricted shares. In its discretion, the Committee may provide in the award agreement for a stock unit award or another stock-based award that the participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on our outstanding common stock, on the units or other share equivalents subject to the award, which dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other shares equivalents subject to the award and will only be paid upon the vesting of the award.

Description of Award Types. The types of awards that may be granted under the 2017 Equity Plan are described in more detail below.

Stock Unit Awards. A stock unit represents the right to receive the fair market value of a share of our common stock. The Committee will determine whether a stock unit award will be payable in cash, shares of our common stock, or a combination of both, when the award will vest and whether the vesting of the award will be conditioned on the achievement of specified performance goals. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2017 Equity Plan, as may be determined by the Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Committee. Until an award vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. Participants are entitled to vote restricted shares prior to the time they vest. The Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that specified performance goals are satisfied.

Options. Employees of the Company or any subsidiary may be awarded “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code, and any eligible participant may be awarded options to purchase our common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price may not be less than 100% of the fair market value of a share of our common stock on the date of grant (or, in the case of an incentive stock option granted to a 10% or more shareholder, 110% of such fair market value), unless the option is granted as a substitute award as described above. “Fair market value” under the 2017 Equity Plan as of any date means the closing sales price of a share of our common stock on Nasdaq on that date (or the immediately preceding trading day if no shares were traded on that date). As of April 10, 2023, the closing sales price of a share of our common stock on Nasdaq was $25.80.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of our common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us. However, no director or executive officer may pay the exercise price with a loan or extension of credit from the Company. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the Committee, and no option may have a term greater than 10 years from its date of grant (or, in the case of an incentive stock option granted to a 10% or more shareholder, five years from its date of grant).

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Committee, but may not be less than 100% of the fair market value of a share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described above. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2017 Equity Plan, as may be determined by the Committee.

Other Stock-Based Awards. The Committee may grant awards of our common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2017 Equity Plan. The Committee has discretion in determining the amount, terms and conditions of such awards.

Transferability of Awards. In general, no right or interest in any award under the 2017 Equity Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution. However, the Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member or pursuant to a domestic relations order. Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.

Effect of Termination of Service. Unless otherwise provided in an individual award agreement or another then-effective agreement between a participant and us, if a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2017 Equity Plan provides as follows:

Full Value Awards.

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Upon termination of service by reason of death or disability, all unvested portions of any outstanding full value awards subject to only service-based vesting conditions will immediately vest in full, and for any outstanding full value awards subject to performance-based vesting conditions at the time of such termination, such full value awards will vest at the end of the applicable performance period based on actual performance at the end of the performance period.
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If a participant’s service is terminated by us without cause, or if one of our executive officers or non-employee directors voluntarily terminates his or her service for good reason (as defined in the Restated Plan), all unvested portions of any outstanding full value awards subject to only service-based vesting conditions will immediately vest in full, and for any outstanding full value awards subject to performance-based vesting conditions at the time of such termination, a pro rata portion of such full value awards will vest at the end of the applicable performance period based on actual performance at the end of the performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.

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Upon termination of service by reason of retirement, the ratable portion of any outstanding full value awards subject to only service-based vesting conditions will immediately vest, and for any outstanding full value awards subject to performance-based vesting conditions at the time of such termination, a pro rata portion of such full value awards will vest at the end of the applicable performance period based on actual performance at the end of the performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.
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Upon termination of service for any other reason, all unvested portions of any outstanding full value awards will be immediately forfeited without consideration.

Options and SARs.

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Upon termination of service for cause, all rights under any outstanding options and SAR awards terminate immediately, and the participant must (unless waived by the Committee) repay to us any gain realized by the participant upon any exercise within the 90-day period prior to the termination of service of any options or SARs granted to the participant.
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Upon termination of service by reason of death, disability or retirement, the currently vested and exercisable portions of options and SAR awards may be exercised at any time during the remaining term of the option or SAR award.
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Upon termination of service for any reason other than those set forth in the preceding two bullet points, the currently vested and exercisable portions of options and SAR awards may be exercised for a period of 90 days after the date of such termination, but in no event after the expiration date of the option or SAR award.

Change in Control. Unless otherwise provided in an award agreement or another written agreement between a participant and us, the 2017 Equity Plan provides as follows in connection with a “corporate transaction” (as defined below) which is a “change in control” (as defined below):

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The surviving or successor entity may continue, assume or replace some or all of the outstanding awards under the 2017 Equity Plan (with such adjustments as may be required or permitted by the 2017 Equity Plan), and such awards or replacements therefor will remain outstanding and will be governed by their respective terms, subject to the last bullet point below.
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If awards granted to any participant are not continued, assumed or replaced in connection with a corporate transaction, then: (i) all outstanding stock options and SARs will become fully vested and exercisable for a period of time prior to the effective time of the corporate transaction as is deemed fair and equitable by the Committee and will terminate at the effective time of the corporate transaction; (ii) all outstanding full value awards will vest immediately prior to the effective time of the corporate transaction; and (iii) to the extent vesting of any award is subject to satisfaction of specified performance goals, the portion of the award that will be deemed “fully vested” will be based on performance as of the effective time of the corporate transaction, with the performance goals appropriately adjusted to reflect the portion of the performance period that has elapsed as of the effective time of the corporate transaction.
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If awards granted to any participant are not continued, assumed or replaced in connection with a corporate transaction, the Committee may provide that some or all of such outstanding awards will be canceled in exchange for payment to the holder of the amount of the consideration that would have been received in the corporate transaction for the number of shares subject to the award less the aggregate exercise price (if any) of the award. With respect to an award whose vesting is subject to the satisfaction of specified performance goals, the number of shares subject to such an award for purposes of the above will be the number of shares as to which the award would have been deemed “fully vested” as described in the above bullet point.
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If awards granted under the 2017 Equity Plan are continued, assumed or replaced in connection with a corporate transaction and if within 24 months after the corporate transaction the participant experiences an involuntary termination of service other than for cause, or if one of our executive officers or non-employee directors voluntarily terminates his or her service for good reason, (i) the participant’s outstanding options and SAR awards will become fully vested and exercisable and will remain exercisable for one year following the termination, and (ii) any unvested full value awards will immediately vest in full (with vesting in full for a performance-based award determined as described in the second bullet point above, except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the participant was employed by, or otherwise provided service to, us).

A “corporate transaction” is a sale or other disposition of all or substantially all of our assets or a merger, consolidation, share exchange or similar transaction.

In the event of a “change in control” (generally defined as the purchase of 35% or more of the Company’s voting power by a person or group or a change in the majority of the members of the Board) that does not involve a corporate transaction, the Committee, in its discretion, may take such action as it deems appropriate with respect to outstanding awards, which may include providing for the cancellation of any award in exchange for payment to the holder of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award, or making adjustments to any award to reflect the change in control, including the acceleration of vesting in full or in part.

Share Adjustment Provisions. If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spinoffs, stock dividends, rights offerings or certain recapitalizations, the Committee will equitably adjust (i) the number and kind of shares subject to the 2017 Equity Plan, (ii) outstanding awards as to the number and kind of shares and exercise price per share, and (iii) award limitations prescribed by the 2017 Equity Plan. In connection with other types of transactions that may also affect our common stock, such as reorganizations, mergers, consolidations or liquidations, the Committee may make similar equitable adjustments in its discretion.

Tax Withholding. The 2017 Equity Plan authorizes us to withhold all applicable taxes from any award or payment under the 2017 Equity Plan and to require a participant or other person receiving shares under the 2017 Equity Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those shares.

Confidentiality and Non-Solicitation. Participants receiving awards under the 2017 Equity Plan must adhere to confidentiality and non-solicitation terms set forth in the 2017 Equity Plan, which supplement, and do not supersede, any confidentiality, non-disclosure, non-competition and/or non-solicitation obligations contained in any other agreements the participant may have entered or will enter into with us or imposed by law under the Trade Secrets Act. If a participant violates these confidentiality and non-solicitation terms or any other confidentiality, non-disclosure, non-competition, non-solicitation or other restrictive covenant obligation under any other agreement the participant may have entered or will enter into with us, then, notwithstanding any other provision of the 2017 Equity Plan, any unexercised options and SARs and any unvested full value awards will automatically be forfeited and cancelled. If any full value awards vested within one year of the time of the violation, then the participant must pay to us, upon demand and at our sole discretion, an amount in cash equal to the fair market value of the award at the time such award vested, less any taxes incurred by the participant as a result of the vesting of such award. In addition, if any options or SARs were exercised within one year of the time of the violation, then the participant must pay to us, upon demand and at our sole discretion, an amount in cash equal to the gain realized by the participant upon the exercise of such award (after taking into account any taxes incurred by the participant in connection with the exercise of such award).

Forfeiture Events. In addition to the forfeiture events described above, awards may also be subject to recoupment or clawback as may be set forth in the applicable award agreement or as may be required by applicable law or any applicable recoupment or “clawback” policy adopted by us, as may be amended from time to time.

Effective Date and Term of the Restated Plan. The 2017 Equity Plan was originally effective on June 13, 2017. The Restated Plan, if approved, will be effective on the date it is approved by our shareholders. Unless terminated earlier, the Restated Plan will terminate on the tenth anniversary of the effective date of the Restated Plan. Awards outstanding under the Restated Plan at the time it is terminated will continue in accordance with their terms. The Board may suspend or terminate the Restated Plan at any time.

Amendment of the 2017 Equity Plan. The Board may amend the 2017 Equity Plan at any time, but no amendments will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of Nasdaq. No amendment, termination or suspension of the 2017 Equity Plan may materially impair a participant’s rights under any outstanding award without the consent of the affected participant, unless such action is necessary to comply with applicable law or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States federal income tax consequences to us and to participants subject to U.S. taxation with respect to awards granted under the 2017 Equity Plan, based on current statutes, regulations and interpretations.

Section 162(m) of the Internal Revenue Code. Section 162(m) denies a deduction (though it does not impact a participant’s taxation) to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000.

Nonqualified Stock Options. If a participant is granted a nonqualified stock option under the 2017 Equity Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a capital gain or loss. We will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the 2017 Equity Plan, the participant will not recognize taxable income upon the grant of the option. Additionally, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon the exercise of an incentive stock option are held until the later of the expiration of (i) the two-year period from the date of grant or (ii) the one-year period from the date of transfer of the shares to the participant, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If such holding period described above is not met (except in some limited circumstances, such as death), and therefore there is a “disqualifying disposition” of the shares, gain in an amount up to the shares’ fair market value on the date of exercise less the exercise price paid for the shares is compensation income received in the tax year in which the disqualifying disposition of the shares occur. Any additional gain is, generally, long-term capital gain.

Other Awards. The current federal income tax consequences of other awards authorized under the 2017 Equity Plan generally follow certain basic patterns. SAR awards are taxed and deductible in substantially the same manner as nonqualified stock options. An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects, at the time of grant, under Section 83(b) of the Internal Revenue Code to accelerate income recognition and the taxability of the award to the date of grant. Stock unit awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. In each of the foregoing cases, we will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Section 162(m) with respect to covered employees.

Section 409A of the Internal Revenue Code. The foregoing discussion of tax consequences of awards under the 2017 Equity Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Internal Revenue Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Awards Under the 2017 Equity Plan

On the date of the annual meeting, pursuant to our non-employee director compensation program, each non-employee director will be granted a restricted stock award valued at $80,000 as of that date, and Mr. Sifford, the Vice Chairman of the Board, will receive a restricted stock award valued at $150,000 as of that date, under the 2017 Equity Plan.

Other than these non-discretionary grants, the Committee has not yet approved any awards under the Restated Plan. In addition, because all awards to be granted under the Restated Plan, other than the director grants described above, will be at the discretion of the Committee, neither the number nor types of future awards that will be received by or allocated to particular participants or groups of participants under the Restated Plan are presently determinable.

The following table sets forth, with respect to the individuals and groups named below, the number of shares subject to RSU, PSU or restricted stock awards that were granted under the 2017 Equity Plan during Fiscal 2022 (whether or not outstanding, vested or forfeited, as applicable). PSU awards are included in the table based on our actual performance achieved for Fiscal 2022. No stock options or SARs have been granted under the 2017 Equity Plan.

Name and Position	Number of Shares Subject to PSU Awards	Number of Shares Subject to RSU or Restricted Stock Awards
Mark J. Worden, President and Chief Executive Officer	40,847	26,012
W. Kerry Jackson, Senior Executive Vice President – Chief Financial and Administrative Officer and Treasurer	13,221	8,405
Carl N. Scibetta, Senior Executive Vice President – Chief Merchandising Officer	12,704	8,077
Marc A. Chilton, Executive Vice President – Chief Operating Officer	9,915	6,304
Patrick C. Edwards, Vice President – Chief Accounting Officer and Secretary	3,754	2,391
Executive Group	80,441	57,408
Non-Executive Director Group	-	13,268
Non-Executive Officer Employee Group	103,235	100,491

The Board recommends a vote “FOR” the approval of the Shoe Carnival, Inc. Amended and Restated 2017 Equity Incentive Plan.

PROPOSAL NO. 5

RATIFICATION OF OUR independent

registered public accounting firm

The ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for Fiscal 2023 is recommended by the Audit Committee and will be submitted to a vote at the annual meeting in order to permit our shareholders to express their approval or disapproval. In the event of a negative vote, a selection of another independent registered public accounting firm may be made by the Audit Committee. A representative of Deloitte is expected to be present at the annual meeting, will be given an opportunity to make a statement if desired and will respond to appropriate questions. Notwithstanding approval by our shareholders, the Audit Committee reserves the right to replace the independent registered public accounting firm at any time.

The Board and the Audit Committee recommend a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for Fiscal 2023.

AUDIT COMMITTEE MATTERS

Principal Accountant Fees and Services

The following represents fees for professional audit services rendered by Deloitte for the audit of our financial statements for Fiscal 2022 and 2021 and fees billed for other services rendered by Deloitte.

	Fiscal Year
Fee Category	2022	2021
Audit fees (1)	$768,148	$728,000
Audit-related fees	$-	$-
Tax fees	$-	$-
All other fees (2)	$1,895	$1,895

(1)

Audit fees consist of fees relating to the audit of our annual financial statements and the reviews of the financial statements filed on Form 10-Q, as well as fees for professional services rendered for the audit of the effectiveness of our internal control over financial reporting.

(2)	All other fees represent fees for accounting research tools.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services, the Audit Committee is informed of each service and the pre-approval is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Chair of the Audit Committee may act to pre-approve services in interim periods and request ratification by the full Audit Committee at the next regularly scheduled committee meeting.

For Fiscal 2022, all non-audit services included above were pre-approved. The aggregate amount of all such non-audit services constituted approximately 0.2% of the total fees paid by us to Deloitte.

Report of the Audit Committee

Management of the Company is responsible for the financial reporting process, including the system of internal control over financial reporting, and for the preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States. Deloitte, the Company's independent registered public accounting firm, is responsible for performing the audit of the Company's consolidated financial statements and expressing an opinion on those statements, as well as auditing the effectiveness of the Company's internal control over financial reporting. The Audit Committee is responsible for oversight of all aspects of the Company's financial reporting, internal control over financial reporting and audit processes.

In fulfillment of its responsibilities, the Audit Committee on a regular basis discusses with both management and Deloitte the adequacy and effectiveness of the Company's internal control over financial reporting. The Audit Committee has reviewed and discussed the audited financial statements with the Company's management and Deloitte. In addition, the Audit Committee has discussed with Deloitte all matters required to be discussed with audit committees by the applicable requirements of the PCAOB and the SEC. This discussion included certain information relating to Deloitte’s judgments about the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company and the Company’s management. In addition, the Audit Committee considered whether Deloitte’s independence would be jeopardized by providing non-audit services to the Company.

Based on the Audit Committee's review and discussions referenced in this report, the Audit Committee recommended to the Board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 2023, as filed with the SEC.

Audit Committee
Charles B. Tomm (Chair)
James A. Aschleman
Andrea R. Guthrie

TRANSACTIONS WITH RELATED PERSONS

Conflicts of Interest and Related Person Transaction Policies

Under our Code of Ethics, our directors, officers and employees are not permitted to conduct business on our behalf with a member of his or her family, or a business organization with which he or she or a family member has an interest or employment relationship that could be considered significant in terms of potential conflict of interest unless such business dealings have been disclosed to, and approved by, the Audit Committee (in the case of directors or executive officers), the Chief Financial Officer (in the case of officers) or the employee’s department head (in the case of other employees).

Further, under our Audit Committee’s charter, the Audit Committee must review and approve all related person transactions in which any executive officer, director, director nominee or more than 5% shareholder, or any of their immediate family members, has a direct or indirect material interest. The Audit Committee may not approve a related person transaction unless it is in, or not inconsistent with, our best interests and, where applicable, the terms of such transaction are at least as favorable to us as could be obtained from an unrelated party.

During Fiscal 2022, there were no transactions in which the Company was or is to be a participant, the amount involved exceeded $120,000 and a related person had or will have a direct or indirect material interest, and no such transactions are currently proposed.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC reports of ownership and changes in ownership. Based solely on a review of such reports and written information given to us by our directors and executive officers, we believe that all such required reports were filed on a timely basis under Section 16(a) for the fiscal year ended January 28, 2023, with the following two exceptions. One Form 4 for Ms. Guthrie reporting the sale of shares on April 13, 2022 was filed one business day late on April 18, 2022, and one Form 4 for Mr. Tomm reporting the purchase of shares on June 6, 2022 was filed two business days late on June 10, 2022, due to administrative errors.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 10, 2023, certain information with respect to beneficial ownership of our common stock by each person (or group of affiliated persons) who is known by management to own beneficially more than 5% of our common stock, by each Executive, by each non-employee director and director nominee and by all current directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. All percentages in the table are based on 27,335,595 shares of our common stock outstanding on April 10, 2023.

Name	Note	Number of Shares Beneficially Owned	Percent of Class
J. Wayne Weaver and Delores B. Weaver	(1)	8,681,373	31.8%
Clifton E. Sifford		287,231	1.1%
Mark J. Worden		68,061	*
W. Kerry Jackson		214,210	*
Carl N. Scibetta		82,373	*
Marc A. Chilton		14,811	*
Patrick C. Edwards		8,493	*
James A. Aschleman		19,157	*
Andrea R. Guthrie		18,920	*
Diane Randolph		3,857	*
Charles B. Tomm	(2)	28,641	*
All current executive officers and directors as a group (11 persons)		9,427,127	34.5%
BlackRock, Inc.** 55 East 52nd Street New York, NY 10055	(3)	3,019,743	11.0%
Dimensional Fund Advisors LP** Building One 6300 Bee Cave Road Austin, TX 78746	(4)	2,277,182	8.3%

* Less than 1%.
**	Information is based solely on reports filed by such shareholder under Section 13(d) or Section 13(g) of the Exchange Act.

(1)

J. Wayne and Delores B. Weaver are husband and wife. Their mailing address is 7500 East Columbia Street, Evansville, Indiana 47715. Mr. Weaver individually owns 3,681,529 shares and Mrs. Weaver individually owns 4,999,844 shares.

(2)	Includes 2,000 shares held by Mr. Tomm's spouse.
(3)

BlackRock, Inc. is a parent holding company or control person and has sole voting power with respect to 2,981,930 shares and sole dispositive power with respect to 3,019,743 shares. BlackRock, Inc. reported that the following of its subsidiaries acquired shares: BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; and BlackRock Fund Managers Ltd; and reported that BlackRock Fund Advisors beneficially owns 5% or greater of the outstanding shares of our common stock.

(4)

Dimensional Fund Advisors LP (“Dimensional”) is a registered investment advisor and has sole voting power with respect to 2,243,834 shares and sole dispositive power with respect to 2,277,182 shares. All of the indicated shares are owned by advisory clients of Dimensional, and Dimensional disclaims beneficial ownership of such shares. These Dimensional clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of our common stock held in their respective accounts.

SHAREHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

The date by which shareholder proposals must be received by us for inclusion in proxy materials relating to the 2024 annual meeting of shareholders pursuant to SEC Rule 14a-8 is January 10, 2024.

In order to be considered at the 2024 annual meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in our by-laws. Our by-laws provide that shareholders are required to give advance notice to us of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders' meeting. Specifically, the by-laws provide that for a shareholder to nominate a person for election to our Board or to propose any other business to be brought before the annual meeting, the shareholder must be entitled to vote at the meeting and must give timely written notice of the nomination or proposed business to our Secretary. In order to be timely, a shareholder's notice must be delivered to or mailed and received at our principal office by the close of business not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting. In the event that that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, or if no annual meeting was held in the preceding year, notice by the shareholder, to be timely, must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement is first made of the date of such meeting. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Article II and Article III of our by-laws, a copy of which is available upon request. Such request and any shareholder proposals should be sent to our Secretary at our principal executive offices. In addition to satisfying the foregoing requirements under our by-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 21, 2024.

SHAREHOLDER COMMUNICATIONS

Our Board has implemented a process whereby shareholders may send communications to the Board's attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in writing addressed to Shoe Carnival, Inc. Board, c/o Lead Independent Director, 7500 East Columbia Street, Evansville, Indiana 47715.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act that may incorporate future filings (including this proxy statement, in whole or in part), the Compensation Committee Report, the Report of the Audit Committee and the disclosure under “Executive Compensation – Pay Versus Performance Compensation Table” shall not be incorporated by reference in any such filings. The information on, or accessible through, our website, www.shoecarnival.com, is not, and should not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

ANNUAL REPORT

Our Annual Report to Shareholders for Fiscal 2022 accompanies this proxy statement. The Annual Report is not used as part of this solicitation material and no action will be taken with respect to it at the annual meeting. Additional copies of our Annual Report on Form 10-K for the fiscal year ended January 28, 2023 as filed with the SEC, including the financial statements but excluding exhibits, may be obtained without charge upon written request. Requests should be directed to Investor Relations at Shoe Carnival, Inc., 7500 East Columbia Street, Evansville, Indiana 47715. A list of exhibits is included in the Annual Report on Form 10-K, and exhibits are available from us upon payment to us of the cost of furnishing them.

APPENDIX A

SHOE CARNIVAL, INC.

AMENDED AND RESTATED

2017 EQUITY INCENTIVE PLAN

(As proposed to be amended and restated on June 20, 2023)

1. General.

(a) Purpose. The purpose of the Shoe Carnival, Inc. Amended and Restated 2017 Equity Incentive Plan (as amended and restated, the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s shareholders, and to thereby promote the Company’s long-term business success.

(b) Original Plan; Effective Date. The Plan became effective on June 13, 2017 (the “Effective Date”). The Plan is hereby amended and restated subject to shareholder approval. The Board has adopted this amendment and restatement of the Plan on April 11, 2023, and this amended and restated Plan will be effective on the date of its shareholder approval.

2. Definitions. In this Plan, the following definitions will apply.

(a) “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b) “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to each Award granted under the Plan~~.~~, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.

(c) “Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or an Other Stock-Based Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or, in the absence of any such then-effective agreement or definition, means a Participant’s (i) ongoing failure to perform satisfactorily the duties reasonably required of the Participant by the Company (other than by reason of Disability); (ii) material violation of any law, rule, regulation, court order or regulatory directive (other than traffic violations, misdemeanors or other minor offenses); (iii) material breach of the Company’s policies, business conduct or ethics code, or of any fiduciary duty or nondisclosure, non-solicitation, non-competition or similar obligation owed to the Company or any Affiliate; (iv) engaging in any act or practice that involves personal dishonesty on the part of the Participant or demonstrates a willful and continuing disregard for the best interests of the Company and its Affiliates; or (v) engaging in dishonorable or disruptive behavior, practices or acts which would be reasonably expected to harm or bring disrepute to the Company or any of its Affiliates, their business or any of their customers, employees or vendors.

(f) “Change in Control” means one of the following:

(i) An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

APPENDIX A

(A) any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B) any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the ~~effective date~~Effective Date of this Plan; or

(C) any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of 35% or more of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of 35% or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(ii) Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(iii) A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, 65% or more of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through the ultimate Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g) “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable regulations thereunder and any successor or similar statutory provisions.

~~(h~~(h) “Code Section 409A” means Section 409A of the Code, and the regulations and guidance promulgated thereunder.

(i) “Committee” means two or more Non‑Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the Nasdaq Stock Market, and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3~~, and (iii) an outside director for purposes~~. Notwithstanding the foregoing, the Board shall perform the duties and have the responsibilities of ~~Code Section 162(m).~~the Committee with respect to Awards made to Non-Employee Directors.

APPENDIX A

(~~i~~j) “Company” means Shoe Carnival, Inc., an Indiana corporation, or any successor thereto.

(~~j~~k) “Continuing Director” means an individual (i) who is, as of the ~~effective date~~Effective Date of the Plan, a director of the Company, or (ii) who becomes a director of the Company after the ~~effective date~~Effective Date hereof and whose initial election, or nomination for election by the Company’s shareholders, was approved by at least a majority of the then Continuing Directors, but excluding, for purposes of this clause (ii), an individual whose initial assumption of office occurs as ~~a~~the result of an actual or threatened proxy contest ~~relating to~~involving the ~~election~~solicitation of ~~directors~~proxies or consents by a person or a Group other than the Board.

(~~k~~l) “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(~~l~~m) “Disability” means (i) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (ii) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(~~m~~n) “Employee” means an employee of the Company or an Affiliate.

(~~n~~o) “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(~~o~~p) “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(~~p~~q) “Fair Market Value” of a Share means the fair market value of a Share determined as follows:

(i) If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(ii) If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(~~q~~r) “Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

APPENDIX A

(~~r~~s) “Good Reason” means, unless otherwise defined in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, the existence of one or more of the following conditions without the Participant’s written consent, so long as the Participant provided written notice to the Company of the existence of the condition not later than 90 days after the initial existence of the condition and the condition has not been remedied by the Company within 30 days after its receipt of such notice, and the Participant terminates Service within 180 days of the initial existence of the condition: (i) any material, adverse change in the Participant’s duties, responsibilities, or authority; (ii) a material reduction in the Participant’s base salary ~~or bonus opportunity~~; or (iii) a geographical relocation of the Participant’s principal office location by more than 50 miles,provided that neither the Participant’s relocation to remote work or back to the office from remote work will be considered a relocation of such Participant’s principal location of Services for purposes of this definition.

(~~s~~t) “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(~~t~~u) “Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(~~u~~v) “Non-Employee Director” means a member of the Board who is not an Employee.

(~~v~~w) “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non‑Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(~~w~~x) “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(~~x~~y) “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(~~y~~z) “Participant” means a ~~person~~Service Provider to whom a then-outstanding Award has been granted under the Plan.

(~~z~~aa) “Performance-Based ~~Compensation~~Award” means an Award ~~to a person who is, or is determined by~~that is conditioned on the ~~Committee to likely become, a “covered employee” (as defined in Section 162(m)(3)~~achievement of ~~the Code) and that is intended to constitute “~~specified performance~~-based compensation” within the meaning of Section 162(m)(4)(C) of the Code~~ goals.

(~~aa~~bb) “Plan” means this Shoe Carnival, Inc. Amended and Restated 2017 Equity Incentive Plan, as amended and in effect from time to time.

(~~bb~~cc) “Prior Plan” means the Shoe Carnival, Inc. 2000 Stock Option and Incentive Plan, as amended.

(~~cc~~dd) “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

APPENDIX A

(~~dd~~ee) “Retirement” shall have such definition as set forth in the applicable Award Agreement.

(~~ee~~ff) “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(~~ff~~gg) “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(~~gg~~hh) “Share” means a share of Stock.

(~~hh~~ii) “Stock” means the common stock, $0.01 par value per Share, of the Company.

(~~ii~~jj) “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(~~jj~~kk) “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(~~kk~~ll) “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(~~ll~~mm) “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(~~mm~~nn) “Voting Securities” of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3. Administration of the Plan.

(a) Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b) Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

APPENDIX A

(i) determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of Award and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(ii) cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(iii) adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission or reconciling any inconsistency in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan; and

(iv) granting Substitute Awards under the Plan.

(c) Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing or electronically by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i~~), (ii~~) and (~~iii~~ii) of Section 2(~~h~~i). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(d) Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(e) Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise.

APPENDIX A

4. Shares Available Under the Plan.

(a) Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be ~~1,670,398~~ 3,470,398. No further awards may be made under the Prior Plan after the ~~effective date~~Effective Date of this Plan. Shares issued under the Plan may come from authorized and unissued shares or issued shares heretofore or hereafter reacquired and held as treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(i) Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be earned or received.

(ii) Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(iii) Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(iv) Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b) Effect of Forfeitures and Other Actions. Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the ~~effective date~~Effective Date of this Plan (a “Prior Plan Award”), that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished, with such increase based on the same number of shares by which the applicable share reserve was decreased upon the grant of the applicable award. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award or Prior Plan Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c) Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

APPENDIX A

(d) No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

~~(e) Individual Option and SAR Limit. The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant other than a Non-Employee Director shall not exceed 500,000 Shares (subject to adjustment as provided in Section 12(a)).~~

~~(f) Performance-Based Compensation Limit. With respect to Awards of Performance-Based Compensation, (i) the maximum number of Shares that may be the subject of Full Value Awards that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 500,000 Shares (subject to adjustment as provided in Section 12(a)); and (ii) the maximum amount payable with respect to Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $2,000,000.~~

~~(g~~(e) Limits on Awards to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director, together with the amount of any cash fees or retainers paid to such Non-Employee Director during such calendar year with respect to such individual’s Service as a Non-Employee Director, in each case excluding any supplemental Awards granted or cash fees or retainers paid to a Non-Employee Director with respect to such individual’s Service as the Chairman of the Board, shall not exceed $~~400~~500,000.

5. Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6. General Terms of Awards.

(a) Award Agreement. Each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b) Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine.

APPENDIX A

(c) Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d) Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e) Termination of Service.

(i) Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply for Option and SAR Awards (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(A) Upon termination of Service for any reason, all unvested and unexercisable portions of any outstanding Option and SAR Awards shall be immediately forfeited without consideration.

(B) Upon termination of Service for Cause~~, or voluntarily by the Participant for any reason other than death, Disability or Retirement~~, all rights under any Option and SAR Awards granted to such Participant shall terminate immediately, and the Participant shall (unless the Committee in its sole discretion waives this requirement) repay to the Company within 10 days the amount of any gain realized by the Participant upon any exercise within the 90-day period prior to the termination of Service of any Options or SARs granted to such Participant.

(C) Upon termination of Service by reason of death, Disability or Retirement, the currently vested and exercisable portions of Option and SAR Awards may be exercised at any time during the remaining term of such Option or SAR Award, or, in the case of Incentive Stock Options, during such shorter period as the Committee may determine and so provide in the applicable Agreement.

(D) Upon termination of Service for any reason other than those set forth in subsections (B) and (C) above, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of 90 days after the date of such termination, and in no event after the expiration date of the Option or SAR Award.

APPENDIX A

(ii) Unless otherwise provided in an applicable Agreement or another then-effective written agreement between a Participant and the Company, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply for Full Value Awards:

(A) Upon termination of Service by reason of death or Disability,

(x) all unvested portions of any outstanding Full Value Awards subject to only service-based vesting conditions shall vest in full immediately upon such termination; and

(y) for any outstanding Full Value Awards subject to performance-based vesting conditions at the time of such termination, such Full Value Awards shall vest at the end of the applicable performance period based on actual performance at the end of such performance period.

(B) If a Participant’s Service is terminated by the Company without Cause, or if a Participant subject to Section 16 of the Exchange Act voluntarily terminates his or her Service for Good Reason,

(x) all unvested portions of any outstanding Full Value Awards subject to only service-based vesting conditions shall vest in full immediately upon such termination; and

(y) for any outstanding Full Value Awards subject to performance-based vesting conditions at the time of such termination, a pro rata portion of such Full Value Awards shall vest at the end of the applicable performance period based on actual performance at the end of such performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.

(C) Upon termination of Service by reason of Retirement,

(x) the Ratable Portion of any outstanding Full Value Awards subject to only service-based vesting conditions shall immediately vest upon such termination; and

(y) for any outstanding Full Value Awards subject to performance-based vesting conditions at the time of such termination, a pro rata portion of such Full Value Awards shall vest at the end of the applicable performance period based on actual performance at the end of such performance period and the number of full months that had elapsed since the beginning of the performance period at the time of such termination.

(D) Upon termination of Service for any reason other than as set forth in subsections (A), (B) and (C) above, all unvested portions of any outstanding Full Value Awards shall be immediately forfeited without consideration.

APPENDIX A

For purposes of this Section 6(e)(ii), “Ratable Portion” shall be determined with respect to each separate Full Value Award and shall be equal to (x) the number of Shares covered by such Full Value Award multiplied by the portion of the vesting period that expired at the date of the Participant’s termination of Service, measured on the basis of full months, reduced by (y) the number of Shares covered by such Full Value Award that had previously vested as of the date of the Participant’s termination of Service.

(f) Rights as Shareholder. No Participant shall have any rights as a shareholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g) Performance-Based Awards. Any Award may be granted as a ~~performance-based~~Performance-Based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which the grant, vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned.  ~~Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 16 of this Plan. Except as provided in Section 16 with respect to Performance-Based Compensation, the~~The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments or waivers of the achievement of performance goals ~~under specified circumstances such as (i) the occurrence of events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities, recapitalizations, or asset write-downs, (ii) a change in applicable tax laws or accounting principles, or (iii) the Participant’s death or Disability.~~.

(h) Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions payable with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents, based on dividends actually declared and paid on outstanding Shares, on the units or other Share equivalents subject to the Stock Unit Award or Other Stock-Based Award, and such dividend equivalents will be subject to the same restrictions ~~and~~,risk of forfeiture and payment timing as the units or other Share equivalents to which such dividend equivalents relate. The additional terms of any such dividend equivalents will be as set forth in the applicable Agreement, including the ~~time and~~ form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an Award or a Prior Plan Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

7. Stock Option Awards.

(a) Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

APPENDIX A

(b) Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased). Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(c) Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d) Incentive Stock Options.

(i) An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (A) it is so designated in the applicable Agreement and (B) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be ~~1,000,000,~~the total number of Shares in the Plan’s share reserve as specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).

(ii) No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined Voting Power of all classes of stock of the Company or an Affiliate, unless (A) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (B) such Award will expire no later than five years after its Grant Date.

(iii) For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

APPENDIX A

(iv) If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, or otherwise fails to qualify as an Incentive Stock Option, such Option shall thereafter be treated as a Non-Qualified Stock Option.

~~(v) The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.~~

8. Stock Appreciation Right Awards.

(a) Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b) Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9. Restricted Stock Awards.

(a) Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors, including the achievement of specified performance goals, and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b) Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

APPENDIX A

10. Stock Unit Awards.

(a) Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b) Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11. Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12. Changes in Capitalization, Corporate Transactions, Change in Control.

(a) Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b) Corporate Transactions. Unless otherwise provided in an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

APPENDIX A

(i) Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(iv) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(i), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Section 409A (and Code Section 424 if the Award is an ISO), either (A) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (B) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(ii) Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (A) all outstanding Options and SARs shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (B) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (C) to the extent vesting of any Award is subject to satisfaction of specified performance goals, the portion of such Award that shall be deemed “fully vested” for purposes of this Section 12(b)(ii) shall be based on performance as of the effective time of the Corporate Transaction, with the performance goals appropriately adjusted to reflect the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Options and SARs to all affected Participants. The exercise of any Option or SAR whose exercisability is accelerated as provided in this Section 12(b)(ii) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(iii) Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(iii). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(iii). The payment for any Award canceled shall be in an amount equal to the difference, if any, between (A) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (B) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to the preceding sentence is not a positive number with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(iii) without payment of any kind to the affected Participant. With respect to an Award whose vesting is subject to the satisfaction of specified performance goals, the number of Shares subject to such an Award for purposes of this Section 12(b)(iii) shall be the number of Shares as to which the Award would have been deemed “fully vested” for purposes of Section 12(b)(ii). Payment of any amount under this Section 12(b)(iii) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s shareholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award canceled, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s shareholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

APPENDIX A

(iv) Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(i), and if within 24 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, or in the case of Participants subject to Section 16 of the Exchange Act voluntarily terminates his or her Service for Good Reason, then (A) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of Service, and (B) any Full Value Awards that are not yet fully vested shall immediately vest in full (with vesting in full for a ~~performance-based award~~Performance-Based Award determined as provided in Section 12(b)(ii), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider).

(c) Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (A) providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in Section 12(b)(iii) or (B) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d) Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13. Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14. Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the Participant to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant pursuant to the Award, or by delivering to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

APPENDIX A

15. Effective Date, Duration, Amendment and Termination of the Plan.

(a) Effective Date. The Plan ~~shall become~~became effective on the Effective Date, which is the date that it ~~is~~was approved by the Company’s shareholders, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i). No Awards shall be made under the Plan prior to its ~~effective date.~~Effective Date.

(b) Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the effective date of the Amended and Restated Plan, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c) Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its shareholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d) Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 18(i).

(e) No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s shareholders.

16. Performance~~-Based Compensation.~~

 ~~(a) Designation of Awards. If the Committee determines at the time a Full Value Award is granted to a Participant that such Participant is, or is likely to be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 16 will be applicable to such Award, which shall be considered Performance-Based Compensation.~~

APPENDIX A

~~(b) Compliance with Code Section 162(m). If an Award is subject to this Section 16, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 16(c). The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m). In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission, including but not limited to adjustments for events that are unusual in nature or infrequently occurring, such as a Change in Control, acquisitions, divestitures, restructuring activities or asset write-downs, or for changes in applicable tax laws or accounting principles. The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with an Award subject to this Section 16. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 16 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).~~

~~(c) Performance~~ Measures. For purposes of any ~~Full Value Award considered~~ Performance-Based ~~Compensation subject to this Section 16~~Award, the performance measures to be utilized shall be ~~limited to one or a combination of two or more of~~ determined by the Committee, and such measures may include any the following ~~performance measures~~: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) net sales; (v) comparable store sales; (vi) average sales per square foot; (vii) average sales per square foot for new stores; (viii) gross profit; (ix) operating income; (x) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (xi) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (xii) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (xiii) stock price; (xiv) total shareholder return; (xv) cost and expense management; (xvi) improvement in or attainment of working capital or inventory levels; (xvii) market share; (xviii) economic value added models or equivalent metrics; (xix) customer satisfaction or customer growth; or (xx) employee satisfaction. Any performance goal based on ~~one or more of the foregoing~~a performance ~~measures~~measure may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, Subsidiary, division, business unit, operational unit or individual performance.

APPENDIX A

17. Confidentiality and Non-Solicitation. Participants receiving Awards under the Plan must adhere to the following confidentiality and non-solicitation terms, which covenants supplement, and do not supersede, any and all confidentiality, non-disclosure, non-competition and/or non-solicitation obligations contained in any other agreements a Participant may have entered or will enter into with the Company or imposed by law under the trade secrets act.

(a) Confidentiality. During the period during which a Participant is a Service Provider of the Company and thereafter, such Participant shall hold in strict confidence and not use or disclose at any time, other than for the benefit of the Company, any of the Company’s trade secrets, confidential and proprietary information and all other information and data of the Company that is not generally publicly known, including, without limitation, the Company’s profile of prospective or current vendors or customers, business methods and structure, details of the Company’s contracts and business matters, personnel information, marketing strategies and plans, business plans, pricing information and strategies, costs information, and financial data, whether or not reduced to writing or other tangible medium of expression, including work product created by the Participant in rendering services to the Company (“Confidential Information”). With respect to any particular trade secret information, the Participant’s confidentiality/non-disclosure obligations shall continue as long as such information constitutes a trade secret under applicable law. With respect to any particular Confidential Information that does not constitute a trade secret, the Participant’s confidentiality/non-disclosure obligations shall continue as long as such information remains confidential, and shall not apply to information that becomes generally known to the public through no fault or action of the Participant.

(b) Non-Solicitation. During a Participant’s Service and for one (1) year immediately following termination of the Participant’s Service, the Participant shall not: (i) recruit or employ any person who is then a current Employee of the Company; (ii) assist any competing retail footwear business in the recruitment or hiring of any person who is then a current Employee of the Company; (iii) advise, suggest or recommend to any competing retail footwear business that it solicit or employ any person who is then a current Employee of the Company; or (iv) solicit or induce any of the Company’s independent contractors, subcontractors, vendors, suppliers, customers or consultants to terminate or adversely modify their relationship with the Company.

(c) Forfeiture and Recovery. If a Participant violates the terms set forth in (a) or (b) above or any other confidentiality, non-disclosure, non-competition, non-solicitation or other restrictive covenant obligation under any other agreement the Participant may have entered or will enter into with the Company, including, but not limited to, any employment, non-competition, non-disclosure, non-solicitation or restrictive covenants agreement, then, notwithstanding any other provision of this Plan, (i) any unvested Full Value Awards will automatically be forfeited and cancelled; (ii) any unexercised Options and SARs will automatically be forfeited and cancelled; (iii) if any Full Value Awards vested within one year of the time of the violation, then the Participant will pay to the Company, upon demand and at the Company’s sole discretion, an amount in cash equal to the Fair Market Value of such Full Value Award at the time such Full Value Award vested, less any taxes incurred by the Participant as a result of the vesting of such Full Value Award; and (iv) if any Options or SARs were exercised within one year of the time of the violation, then the Participant will pay to the Company, upon demand and at the Company’s sole discretion, an amount in cash equal to the gain realized by the Participant upon the exercise of such Options or SARs (after taking into account any taxes incurred by the Participant in connection with the exercise of such Options or SARs). Such forfeiture and/or recovery are in addition to, and not in lieu of, any and all other legal and/or equitable remedies that may be available to the Company in connection with a Participant’s violation of any of the covenants set forth in (a) and (b) above or any other confidentiality, non-disclosure, non-competition, non-solicitation or other restrictive covenant obligation under any other agreement the Participant may have entered or will enter into with the Company.

APPENDIX A

18. Other Provisions.

(a) Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b) Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c) Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies as they exist from time to time, including without limitation those relating to insider trading, pledging or hedging transactions, minimum holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 18(i).

(d) Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

APPENDIX A

(e) Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Indiana without regard to its conflicts-of-law principles and shall be construed accordingly.

(f) Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g) Code Section 409A. It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will ~~not provide for the deferral of compensation within the meaning of Code Section 409A and thereby~~ be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either ~~not provide for the deferral of compensation within the meaning of~~be exempt from Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent.  ~~The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law.~~ Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(i) If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(ii) If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (A) the date that is six months after the Participant’s separation from service or (B) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A~~.~~ ; and

(iii) Each amount to be paid under an Award or this Plan shall be construed as a separate and distinct payment for purposes of Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (x) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (y) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, ~~and~~or (z) have any liability to any Participant for any such tax liabilities.

(h) Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

APPENDIX A

(i) Forfeiture and Compensation Recovery.

(i) The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(ii) Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and ~~any implementing~~the listing rules and ~~regulations~~other guidance thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 MMMMMMMMM 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 P.M., EDT, on June 19, 2023. Online Go to www.envisionreports.com/SCVL or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SCVL AnnualMeetingProxyCard123456789012345 • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals—TheBoardrecommendsavoteFOReachofthenomineeslistedinProposal1,FORProposals2,4and5and1YEARonProposal3.A 1. Election of Directors: + For Against Abstain For Against Abstain 01 -J. Wayne Weaver 02 -Diane Randolph For Against Abstain 1 Year 2 Years 3 Years Abstain 2. To approve, in an advisory (non-binding) vote, the 3. To approve, in an advisory (non-binding) vote, the frequency compensation paid to the Company’s named executive officers. of future shareholder advisory votes on the compensation paid to the Company's named executive officers. For Against Abstain 4. To approve the Shoe Carnival, Inc. Amended and Restated 2017 5. To ratify the appointment of Deloitte & Touche LLP as the Equity Incentive Plan. independent registered public accounting firm for the Company for fiscal 2023. Note: In their discretion, the persons named as proxies are authorized to vote on any other business that may properly come before the annual meeting of shareholders and any adjournment(s) or postponement(s) thereof. AuthorizedSignatures—Thissectionmustbecompletedforyourvotetobecounted.—DateandSignBelowB When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE C 1234567890 J N T 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 575659 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM + 03SIPC

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders to be held on June 20, 2023. The notice of annual meeting of shareholders, proxy statement and annual report to shareholders are available at: www.envisionreports.com/SCVL. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SCVL • IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proxy — Shoe Carnival, Inc. + Proxy Solicited on Behalf of The Board For The Annual Meeting of Shareholders to be held on June 20, 2023 The undersigned appoints Mark J. Worden and J. Wayne Weaver, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the common stock of Shoe Carnival, Inc. that the undersigned has the power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of shareholders thereof to be held at the Shoe Carnival, Inc. Southern Office located at 234 Kingsley Drive, Suite 200, Fort Mill, South Carolina 29715 on Tuesday, June 20, 2023, at 8:30 a.m., EDT, or at any adjournment or postponement thereof, on the matters shown on the reverse side of this card and, in their judgment and discretion, on such other business as may properly come before the annual meeting. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise marked, this proxy will be voted FOR the election as Director of each of the nominees listed under Proposal 1, FOR Proposals 2, 4 and 5 and 1 YEAR on Proposal 3. YOUR VOTE IS IMPORTANT! PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. (Continued and to be signed on reverse side.) Non-VotingItemsC Change of Address — Please print new address below. +